Exhibit 10.1

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

by and among

TXCO RESOURCES INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

each as a debtor and debtor-in-possession

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

BD FUNDING I, LLC

as Agent

Dated as of June 15, 2009

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this "Agreement"), is entered into as of June 15, 2009 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), BD FUNDING I, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), TXCO RESOURCES INC., a Delaware corporation, as a debtor and debtor-in-possession ("Administrative Borrower") and each of Administrative Borrower's Subsidiaries identified on the signature pages hereof, each as a debtor and debtor-in-possession (such Subsidiaries, together with Administrative Borrower, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

RECITALS

A.           The Borrowers have commenced cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "Bankruptcy Court"), and the Borrowers have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

B.           Pursuant to the Debtor-In-Possession Note dated as of May 22, 2009 executed by the Borrowers and payable to the order of Double Black Diamond Offshore, Ltd., as agent on behalf of the Lenders in an original principal amount not to exceed $12,500,000 (the "Interim Period DIP Note" ), the Lenders have made post petition advances to the Borrowers in an aggregate principal amount of $2,000,000 (the "Interim Period Advances").

C.           The Borrowers have requested the Lenders to make additional post-petition loans and advances consisting of a multiple draw term loan facility in an aggregate principal amount (when aggregated with the Interim Period Advances) not to exceed $32,000,000, including a subfacility for the issuance of letters of credit.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

The parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION

1.1           Definitions..  Capitalized terms used in this Agreement shall have the meanings specified therefor on Appendix A attached hereto.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term "financial statements" shall include the notes and schedules thereto.  Whenever the term "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrowers on a consolidated basis, unless the context clearly requires otherwise.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, appendix, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person's successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5           Schedules, Appendices and Exhibits.  All of the appendices, schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.           LOAN AND TERMS OF PAYMENT.

2.1           Advances.

(a)           Subject to the terms and conditions of this Agreement and the Bankruptcy Court Orders, on and after the Final Facility Effective Date and until the Final Maturity Date (or such earlier termination of the Commitments in accordance with the terms herein), each Lender agrees (severally, not jointly or jointly and severally) to make advances (such advances, together with the Interim Period Advances are herein the "Advances") to the Borrowers in an amount not to exceed in the aggregate such Lender's Pro Rata Share of an amount equal to the lesser of:

(i)           the Maximum Facility Amount less (A) the sum of all outstanding Advances made hereunder plus the Letter of Credit Usage at such time, less (B) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b); and

(ii)           as of each week, the sum of (A) an amount equal to 110% of the difference between (x) the cumulative uses of cash (excluding repayments of Advances and amounts in respect of any Permitted Letters of Credit), minus (y) the cumulative sources of cash (excluding Advances or Permitted Letters of Credit), in each case as set forth in the Budget through such week, plus (B) such additional amount as may be needed in order to enable the Borrowers to maintain an aggregate cash balance of approximately $1,000,000.

(b)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against amounts the Borrowers are entitled to borrow under Section 2.1(a) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that any Borrower is required to pay under any Section of this Agreement or any other Loan Document (such as Taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and are overdue, (ii) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (including proceeds thereof or collections from the sale of Oil and Gas which may from time to time come into the possession of Lenders or the Agent), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens in and to such item of the Collateral (other than Permitted Priority Liens) and (iii) the Carve-Out Expenses.

2.2           Interim Period DIP Note

(a)           .  Upon the satisfaction of the conditions set forth in Section 4.1, (i) all Interim Period Advances shall be deemed to be Advances hereunder, (ii) all accrued and unpaid interest under the Interim Period DIP Note shall be deemed to be accrued and unpaid interest hereunder, (iii) all other then-outstanding payment obligations of the Borrowers under the Interim Period DIP Note shall become Obligations hereunder and (iv) the Interim Period DIP Note shall have no further force or effect, it being the intent of the parties hereto that this Agreement shall be deemed as having been given in substitution and not in novation or discharge of all such obligations or amounts then owing by the Borrowers under the Interim Period DIP Note.

2.3           Borrowing Procedures.

(a)           Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent.  The Borrowers may request a Borrowing no more than once per calendar week.  Such request must be received by Agent no later than 1:00 p.m. (Dallas, Texas time) at least 3 Business Days before the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, the Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  Each request for Borrowing shall be irrevocable and binding on the Borrowers.

(b)           Borrowing Amounts. Each Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 or, if the Budget does not then permit a Borrowing of such amount, such lesser amount as permitted in the Budget.

(c)           Making of Advances.  Agent shall promptly notify the Lenders of the requested Borrowing (and not later than 1:00 p.m. (Dallas, Texas time) on the Business Day that is 2 Business Days preceding the Funding Date applicable thereto), by telecopy, telephone or electronic mail.  Each Lender shall transfer immediately available funds equal to the amount of such Lender's Pro Rata Share of the requested Borrowing to the Administrative Borrower's Designated Account not later than 4:00 p.m. (Dallas, Texas time) on the Funding Date applicable thereto; provided, however, that no Lender shall have the obligation to make, any Advance if such Lender has actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance herewith, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(d)           Notation.  Agent shall record on its books the principal amount of the Advances owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

2.4           Payments of Principal.

(a)           Manner of Payment. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to each Lender's Account for the account of such Lender and shall be made in immediately available funds, no later than 3:00 p.m. (Dallas, Texas time) on the date specified herein. Any payment received by Lender later than 3:00 p.m. (Dallas, Texas time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)           Apportionment and Application.

(i)           All principal and interest payments shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees, amounts and expenses (other than fees or expenses that are for Agent's separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Obligation to which a particular fee, amount or expense relates.  All payments to be made hereunder by the Borrowers shall be remitted to the Lenders in accordance with this Section 2.4, and all such payments, and all proceeds of Collateral received by Agent, shall be applied as set forth in this Section 2.4.

(ii)           Any partial repayments of principal shall be applied pro rata in repayment of (a) the first $7,500,000 of Advances (which bear interest at the rate described in clause (i) of the definition of "Applicable Rate") and (b) any Advances in excess of $7,500,000 (which bear interest at the rate described in clause (ii) of the definition of "Applicable Rate"), in each case as are outstanding as of the date of such repayment.

(iii)           All prepayments of principal, payments remitted to the Lender Group during the occurrence and continuance of an Event of Default and all proceeds of Collateral received by Agent shall, in each case, be applied as follows:

(A)           first, to pay any fees or premiums then due to Agent or the Lenders under the Loan Documents until paid in full,

(B)           second, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent or the Lenders under the Loan Documents, until paid in full,

(C)           third, ratably to pay interest due in respect of the Advances, until paid in full,

(D)           fourth, ratably (i) to pay the principal of all Advances until paid in full and (ii) to the Issuing Lender and the other Lenders, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and

(E)           fifth, to pay any other Obligations until paid in full.

(iv)           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c)           Repayments.

(i)           Excess Usage.  If at any time the sum of the aggregate principal amount of all Advances made hereunder, the outstanding Letter of Credit Usage, and the aggregate amount of reserves, if any, established by Agent under Section 2.1(b) exceeds the lesser of (A) an amount equal to 110% of the difference between (x) the cumulative uses of cash (excluding repayments of Advances and amounts in respect of any Permitted Letters of Credit), minus (y) the cumulative sources of cash (excluding Advances or Permitted Letters of Credit), in each case as set forth in the Budget through such time, and (b) the Maximum Facility Amount, the Borrowers shall immediately repay the Obligations in an amount equal to such excess, which repayments shall be applied in the manner set forth in Section 2.4(b).

(ii)           Voluntary Repayments.  The Advances may be voluntarily repaid in full or in part at any time without premium or penalty.

(iii)           Mandatory Repayments.

(A)           Immediately upon the receipt by any Borrower of the proceeds of any sale or disposition of Property or assets (other than Permitted Dispositions), such Borrower shall, subject to the order of the Bankruptcy Court, repay the outstanding principal amount of the Obligations in accordance with Section 2.4(b) in an amount equal to 100% of such

Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Borrower in connection with such sales or dispositions.  Nothing contained in this paragraph shall permit any Borrower to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(B)           Immediately upon the receipt by any Borrower of any Extraordinary Receipts, the Borrowers shall repay the outstanding principal amount of the Obligations in accordance with Section 2.4(b) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(C)           Immediately upon the issuance or incurrence by any Borrower of any Indebtedness (other than Indebtedness permitted under Section 7.1) or the issuance by any Borrower of any shares of Stock (other than in the event that any Borrower forms a Subsidiary in accordance with Section 6.13, the issuance by such Subsidiary of Stock to such Borrower), the Borrowers shall repay the outstanding principal amount of the Obligations in accordance with Section 2.4(b) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence of Indebtedness or such issuance of Stock.  Notwithstanding the foregoing, the provisions of this paragraph shall not be deemed to be an implied consent to any such issuance or incurrence which is otherwise prohibited by the terms and conditions of this Agreement.

(iv)           Repayment on Final Maturity Date.  The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon and all other Obligations outstanding hereunder, shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(v)           Re-borrowings Not Permitted.  Any amounts repaid by the Borrowers may not be re-borrowed.

2.5           Interest Rate.

(a)           Interest Rates.  Except as provided in Section 2.6(b), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Applicable Rate.

(b)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default:

(i)           all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 200 basis points above the per annum rate otherwise applicable hereunder, and

(ii)           the Letter of Credit fee provided for in Section 2.11(b) shall be increased to 200 basis points above the per annum rate otherwise applicable hereunder.

(c)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.  Without limiting the foregoing, it is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Advances, it is agreed as follows:  (a) the aggregate of all consideration that constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under any of the Loan Documents or agreements or otherwise in connection with the Advances shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Borrowing (or, to the extent that the principal amount of such Borrowing shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers; and (b) in the event that the maturity of the Advances is accelerated by reason of any Event of Default or otherwise, or in the event of any required or permitted repayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender as of the date of such acceleration or repayment and, if theretofore paid, shall be credited by the Agent or such Lender on the principal amount of the Borrowing (or, to the extent that the principal amount of such Borrowing shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers).  All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Advances until payment in full so that the rate or amount of interest on account of any Advances do not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to the Agent or any Lender on any date shall be computed at the maximum rate allowable under law applicable to the Agent or such Lender pursuant to this paragraph and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the maximum rate allowable under law applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the maximum lawful rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this paragraph.

2.6           Payment of Interest, Origination Amount and Fees. (a).  Subject to the terms of the Bankruptcy Court Orders and except as provided to the contrary herein, all Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the last Business Day of each month, and all interest hereunder shall be due and payable as set forth in Section 2.13(a).  The Borrowers hereby authorize Agent, during the occurrence and continuance of an Event of Default, to charge all interest and fees (when due and payable), all Lender Group Expenses (after the same become due and payable in accordance with Section 18.8), all amounts, charges, commissions, fees, and costs provided for in Sections 2.10, 2.11 and 2.12(e) (in each case as and when due and payable), and all other payments as and when due and payable under any Loan Document, to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.  Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter accrue interest at the rate then applicable to Advances.  All interest, amounts and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.7           Crediting Payments.  The receipt of any payment item by any Lender (whether from transfers to such Lender by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to such Lender's Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall accrue in respect of such item as provided herein.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by a Lender only if it is received into such Lender's Account on a Business Day on or before 3:00 p.m. (Dallas, Texas time).  If any payment item is received into a Lender's Account on a non-Business Day or after 3:00 p.m. (Dallas, Texas time) on a Business Day, it shall be deemed to have been received by such Lender as of the opening of business on the immediately following Business Day; provided, however, each Lender reserves the right, in its sole discretion, to exclude from such payment item the amount of any such payment item that such Lender determines may constitute trust funds (e.g., production taxes, severance taxes, or payroll taxes) or amounts attributable to interests of third Persons such as overriding royalty interests.

2.8           Designated Account.  Each Lender is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.  Administrative Borrower agrees to establish and maintain an account (the "Designated Account") with a Cash Management Bank for the purpose of receiving the proceeds of the Advances requested by the Borrowers and made by the Lenders hereunder.  Unless otherwise agreed by any Lender and Administrative Borrower with respect to any Advance to be made by such

Lender, any Advance requested by the Borrowers and made by the Lenders hereunder shall be made to the Designated Account.

2.9           Maintenance of Loan Account.  Agent shall maintain an account on its books in the name of the Borrowers (the "Loan Account") on which the Borrowers will be charged with all Advances made by the Lenders to the Borrowers or for the Borrowers' account, the Letters of Credit issued by Issuing Lender for the Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by any Lender from the Borrowers or for the Borrowers' account, including all amounts received in any Lender's Account from any Cash Management Bank.  Any statements regarding the Loan Account rendered by Agent to the Borrowers, including itemizations of principal, interest, fees, charges and expenses, shall, absent manifest error, be conclusively presumed to be correct and accurate unless, within 30 days after receipt thereof by the Borrowers, the Administrative Borrower shall deliver to Agent a written objection thereto describing the error or errors contained in any such statements.  Promptly after receipt of such written objection and Agent's evaluation thereof, the Agent shall credit the Loan Account for amounts (if any) contained in such statements that Agent agrees were charged in error.

2.10           Origination Amount.  The Borrowers shall pay an amount (the "Origination Amount") equal to 3.0% of the Maximum Facility Amount to the Lenders in accordance with their Pro Rata Shares (and the Borrowers hereby authorize Agent to charge such amounts due and owing to the Loan Account and to designate such amounts as Advances under this Agreement as and when due and payable or structure such amounts as original issue discount), which shall be payable as follows:

(a)           that portion of the Origination Amount equal to 1.0% of the Maximum Facility Amount shall be due and payable on the date of the first Advance under this Agreement (without regard to Advances under the Interim Period DIP Note); provided, however, that such amount shall be permanently reduced by any Origination Amount paid by the Borrowers pursuant to the Interim Period DIP Note; and

(b)           that portion of the Origination Amount equal to 2.0% of the Maximum Facility Amount shall be due and payable on the Final Maturity Date (or upon any earlier repayment of all Advances hereunder).

2.11           Fees.  In addition to any other fees set forth in the Loan Documents, the Borrowers shall pay the following fees to the Lenders in accordance with their Pro Rata Shares (and the Borrowers hereby authorize Agent to charge such amounts due and owing to the Loan Account and to designate such amounts as Advances under this Agreement as and when due and payable):

(a)           An unused line fee (the "Unused Line Fee") equal to the product of (x) 0.50% per annum and (y) the Maximum Facility Amount, less the sum of (a) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (b) the average Daily Balance of outstanding and undrawn Letters of Credit during the immediately preceding month.  The Unused Line Fee shall accrue during the period from and including the Final Facility Effective Date through but excluding the date on which the Commitments are terminated; provided that, if a Lender continues to have any L/C Risk Participation Liability after its Commitment terminates, then the Unused Line Fee shall continue to accrue on the average daily amount of such Lender's L/C Risk Participation Liability from and including the date on which its Commitment terminates to but excluding the date on which it ceases to have any L/C Risk Participation Liability.  Accrued Unused Line Fees shall be payable in arrears on the last Business Day of each month and on the day on which the Unused Line Fee ceases to accrue hereunder.

(b)           In addition to the charges, commissions, fees, and costs set forth in Section 2.12(e), the Borrowers shall pay to any Issuing Lender and, subject to their compliance with Section 2.12(b), the other Lenders a Letter of Credit fee which shall accrue at a rate equal to the product of (x) Applicable Rate (or such lower rate as may be agreed between Agent and the Borrowers) and (y) the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

2.12           Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, any Issuing Lender may agree to cause an Underlying Issuer to issue letters of credit for the account of the Borrowers (each, a "Letter of Credit"), whether by purchasing participations, executing indemnities or reimbursement obligations, or otherwise (each such undertaking, an "L/C Undertaking") with respect to such Letters of Credit; provided, however, that the Issuing Lender or the Agent in its sole discretion may decline to cause or allow the issuance of any Letter of Credit so requested.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telecopy, or electronic mail reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance satisfactory to Agent and the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrowers also shall be an applicant under the application with respect to any Letter of Credit that is to be the subject of an L/C Undertaking.  No Letter of Credit shall be issued if the Letter of Credit Usage would exceed the Maximum Facility Amount less the outstanding amount of Advances less the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender and Agent (in the exercise of their Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit or an L/C Undertaking, the Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to such Issuing Lender an amount equal to such L/C Disbursement not later than 2:00 p.m., Dallas, Texas time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Dallas, Texas time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Dallas, Texas time, on the Business Day immediately following the date that Administrative Borrower receives such notice, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and shall bear interest at the rate then applicable to Advances.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, the Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

(b)           Promptly following receipt of a notice of L/C Disbursement, each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection to Issuing Lender on the same terms and conditions as if the Borrowers had requested such Advance.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the L/C Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to the Issuing Lender such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay the Issuing Lender such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrowers on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to the Issuing Lender an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to the Issuing Lender the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)           Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction has finally determined to have resulted from the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Letter of Credit, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrowers against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction has finally determined to have resulted from gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Letter of Credit and the related application.

(e)           Any and all issuance charges, commissions, fees, and costs charged by the Underlying Issuer with respect to the Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to the Issuing Lender.

(f)           If by reason of (i) any change after the Filing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)           there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent or the Issuing Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and the Borrowers shall pay the Lenders on demand such amounts as Agent or the Issuing Lender may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than 270 days prior to the date that such Lender first demands payment from any Borrower of such amounts;

provided further that if any event or circumstance giving rise to such amounts is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent or the Issuing Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13           LIBO Rate Provisions.

(a)           Interest and Interest Payment Dates.  Accrued interest on all Borrowings shall be payable on the earliest of (i) each Interest Payment Date in respect thereof, (ii) the date on which this Agreement is terminated pursuant to the terms hereof and (iii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof.

(b)           Breakage Costs.  The Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any Borrowing other than on an Interest Payment Date applicable thereto (including as a result of an Event of Default), or (B) the failure to borrow any Borrowing on the date specified in notice of Borrowing delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such Borrowing had such repayment not occurred, at the LIBO Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(c)           Increased Costs.  The LIBO Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes in Taxes constituting Taxes of the type described in clauses (a) and (b) of the definition of "Excluded Taxes") and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) (excluding the reserve percentage prescribed by the Board of Governors of the Federal Reserve System), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBO Rate.  In any such event, the affected Lender shall give the Administrative Borrower, Agent and the other Lenders notice of such a determination and adjustment and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (x) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBO Rate and the method for determining the amount of such adjustment, or (y) repay the

Borrowings with respect to which such adjustment is made (together with any amounts due under this paragraph.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of such law giving rise to such additional or increased costs and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law that is retroactive, then the 180-day period day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, no Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Borrowing as to which interest accrues at the LIBO Rate.  The provisions of this Section shall apply as if each Lender had match funded any Borrowing as to which interest is accruing at the LIBO Rate by acquiring eurodollar deposits for each Interest Period in the amount of such Borrowing.

2.14           Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify the Administrative Borrower and Agent thereof.  Following receipt of such notice, the Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any reduction in return incurred more than 270 days prior to the date that such Lender notifies the Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15           Administrative Borrower as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement on behalf of the Borrowers and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

2.16           Joint and Several Liability of Borrowers. (a)                                                                                                           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever, subject to applicable law.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent or any Lender with respect to the failure by any other Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Agent or any Lender.

(f)           Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers' financial condition, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, may have destroyed Agent's or such Lender's rights of subrogation and reimbursement against such Borrower by the operation of statute or otherwise.

(h)           Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property.  This means, among other things:

(i)           Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property or Collateral consisting of personal property pledged by the Borrowers.

(ii)           If Agent or any Lender forecloses on any Real Property Collateral:

(A)           Subject to applicable law, the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price.

(B)           Agent and Lenders may  collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

The foregoing is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(i)           The provisions of this Section 2.16 are made for the benefit of Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, Lender, successor or permitted assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.16 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(j)           Until the Obligations have been paid in full and all of the Commitments terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)           Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to the Lenders for application to the Obligations in accordance with Section 2.4(b).

2.17           Lender's Failure to Fund Advances

(a)           All Advances shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make its Pro Rata Share of any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(b)           If any Lender has not transferred immediately available funds equal to the amount of such Lender's Pro Rata Share of a requested Borrowing to the Administrative Borrower's Designated Account before 2:00 p.m. (Dallas, Texas time) on the Funding Date applicable thereto, and such Lender has not notified Agent prior to 2:00 p.m. (Dallas, Texas time) on such Funding Date that such Lender will not make available such funds as and when required hereunder, then Agent may, in its sole discretion (but shall not be so required), make available to the Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to the Borrowers such amount, then such Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent by the Lender shall constitute such Lender's Advance on the date of borrowing for all purposes of this Agreement.  If the Lender does not make such amount available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, the Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender(s) on any Funding Date.

(c)           Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)           Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero;

(ii)           the Unused Line Fee in respect of such Defaulting Lender's Commitment shall cease to accrue;

(iii)           no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure thereunder will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in an amount equal to the amount of such Defaulting Lender's Pro Rata Share of the Advance deemed to be made in connection with such Letter of Credit; and

(iv)           Agent may, at its option, arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to the Required Lenders.

This Section shall remain effective with respect to such Defaulting Lender until (w) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (x) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender's default in writing, (y) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent or the other Lenders, as the case may be, all amounts owing by Defaulting Lender in respect thereof or (z) the Defaulting Lender otherwise adequately remedies all matters that caused such Lender to be a Defaulting Lender (as determined by the Agent, the Administrative Borrower and the other Lenders).  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement.  In connection with the arrangement of a substitute Lender in accordance with clause (iv) above, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the L/C Risk Participation Liability) but without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or the Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

3.           SECURITY AND ADMINISTRATIVE PRIORITY.

3.1           Collateral; Grant of Lien and Security Interest.  (a)  As security for the full and timely payment and performance of all of the Obligations, to the extent authorized by the Bankruptcy Court Orders, each of the Borrowers assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to Agent, for the benefit of Agent and the Lenders, a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the estates (within the meaning of the Bankruptcy Code) of such Borrower, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the Stock of each Subsidiary of such Borrower, all of the Stock of all other Persons directly owned by such Borrower, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise, and all cash and non-cash proceeds, rents, products and profits of any of collateral described above (all property or assets of the Borrowers subject to the security interest referred to in this Section 3.1(a) being hereafter collectively referred to as the "Collateral").

(b)           The Agent's Liens and security interests in favor of Agent and the Lenders referred to in Section 3.1(a) hereof shall be valid and perfected Liens and security interests in the Collateral, superior to all other Liens and security interests in the Collateral, other than the Permitted Priority Liens.  Such Agent's Liens and security interests and their priority shall remain in effect until the Commitments hereunder have been terminated and the payment to Agent and the Lenders, as applicable, in full and in cash, of the Obligations (including providing Letter of Credit Collateralization with respect to then existing Letter of Credit Usage).

(c)           Agent's and Lenders' Liens on the Collateral owned by the Borrowers and Agent's and Lenders' respective administrative claims shall be subject to the prior payment of the Carve-Out Expenses.

3.2           Administrative Priority.  Each of the Borrowers agrees for itself that, subject to the terms of the Bankruptcy Court Orders, the Obligations of such Person and the adequate protection claims granted pursuant to the Bankruptcy Court Orders shall constitute allowed superpriority administrative expenses in the Chapter 11 Cases, having priority over any and all administrative expense claims, adequate protection claims and all other claims against the Borrowers, now existing or hereafter arising, of any kind whatsoever, including without limitation, all claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 or 1114 and any other provision of the Bankruptcy Code or otherwise, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, subject only to the prior payment of the Carve-Out Expenses.

3.3           Grants, Rights and Remedies.  The Agent's Liens and security interests granted pursuant to Section 3.1(a) hereof and the administrative priority granted pursuant to Section 3.2 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into.  This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent and the Lenders hereunder and thereunder are cumulative.

3.4           No Filings Required.  The Agent's Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be.  Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement or the Interim Bankruptcy Court or the

Final Bankruptcy Court Order, as the case may be, or any other Loan Document; provided, that Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by or pursuant to this Agreement, and the Borrowers shall take any other actions reasonably requested by Agent and the Lenders from time to time to in connection therewith, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or Mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code or other applicable law, to the extent, if any, that any Borrower's signature thereon is required therefor, (c) causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the Code or by other law, as applicable in any relevant jurisdiction.

3.5           Survival.  The Agent's Liens, lien priority, administrative priorities and other rights and remedies granted to Agent and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carve-Out Expenses, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of Agent and the Lenders against any Borrower in respect of any Obligation; and

(b)           the Liens in favor of Agent and the Lenders set forth in Section 3.1(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens.

4.           CONDITIONS; TERM OF AGREEMENT.

4.1           Conditions Precedent to Final Facility Effectiveness.  This Agreement shall become effective as of the Business Day (the "Final Facility Effective Date") when each of the following conditions precedent shall have been satisfied:

(a)           The Borrowers shall have commenced the Chapter 11 Cases and no trustee, examiner or receiver shall have been appointed or designated with respect to the Borrowers' businesses, properties or assets and no motion shall be pending seeking any relief or seeking any other relief in the Bankruptcy Court to exercise control over Collateral other than the Bankruptcy Court Orders;

(b)           Agent shall have received copies of the first day motions to be filed by the Borrowers with the Bankruptcy Court in the Chapter 11 Cases, each of which shall be in form and substance satisfactory to the Lenders;

(c)           The Interim Bankruptcy Court Order shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of Agent and the Lenders;

(d)           The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court on or prior to June 22, 2009, and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of Agent and the Lenders;

(e)           In connection with the preservation of Net Operating Losses, the Bankruptcy Court shall have entered an interim order in form and substance acceptable to the Lenders restricting the trading in securities and claims of the Borrowers;

(f)           The Agent shall have received a written statement from the Borrowers executed by an Authorized Person certifying that the Borrowers' aggregate unpaid accounts and trade payables as of the Filing Date did not exceed $80,000,000;

(g)           The representations and warranties contained in Section 5 and in each other Loan Document are true and correct on and as of such date (except to the extent such representations and warranties relate solely to an earlier date) as though made on and as of such date, and no Default or Event of Default shall have occurred and be continuing or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms;

(h)           Agent shall have received each of the following documents:

(i)           This Agreement, duly executed and delivered by each Borrower, the Agent and each Lender;

(ii)           the Budget, in form and substance satisfactory to the Agent and the Lenders in their sole and absolute discretion;

(iii)           a certificate from the Secretary of each Borrower (A) attesting to and attaching copies of the resolutions of such Borrower's Board of Directors, Members or Managers, as applicable, authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party, which resolutions authorize specific officers of such Borrower to execute the same, and (B) attesting to the incumbency and signatures of such specific officers of such Borrower; and

(iv)           All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and the Lenders.

4.2           Conditions Precedent to all Extensions of Credit.  The obligation of each Lender to make any Advance (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           Agent shall have received a notice of borrowing pursuant to Section 2.3 hereof with respect to each requested Advance, and each requested Advance or credit extension is consistent with the most recently delivered and approved Budget subject to the variances permitted herein;

(b)           the representations and warranties of any Borrower contained in this Agreement or in the other Loan Documents or other certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(d)           neither any injunction, writ, restraining order, or other order of any nature restricting, conditioning or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority, nor shall any proceeding or other action have been instituted, directly or indirectly, with respect to any Loan Document, the Advances made or to be made hereunder, the Liens granted hereunder or the other intended benefits under the Bankruptcy Court Orders, in any case against any Borrower, Agent, or any Lender that remains in effect and unresolved;

(e)           the Borrowers shall have paid all Lender Group Expenses, the Origination Amount and all fees, in each case, that are then due and payable pursuant to the terms of this Agreement, unless otherwise waived by Agent and the Lenders;

(f)           the making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender; and

(g)           any final order of the Bankruptcy Court restricting the trading in securities and claims of the Borrowers shall be in form and substance acceptable to Agent and the Lenders.

Each Borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions set forth in clauses (b), (c), (d) (with respect to the Borrowers only) and (e) of this Section 4.2 have been satisfied.

4.3           Effect of Termination.  If an Event of Default has occurred and is continuing, the Commitments may be terminated at the election of the Required Lenders, in which case the Commitments shall be terminated effective immediately upon notice thereof to the

Administrative Borrower. On the date of termination of the Commitments or any termination of this Agreement, all Obligations (including contingent reimbursement obligations of the Borrowers with respect to outstanding Letters of Credit) shall immediately become due and payable without notice or demand (including the requirement that Borrowers provide Letter of Credit Collateralization).  No termination of this Agreement, however, shall relieve or discharge the Borrowers of their respective duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full (including providing Letter of Credit Collateralization with respect to the then existing Letters of Credit Usage) and the Lenders' obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lenders' obligations to provide additional credit under the Loan Documents have been irrevocably terminated, Agent will, at the Borrowers' sole expense, without recourse, representation or warranty, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

4.4           Early Termination by Borrowers.  The Borrowers have the option, at any time upon 10 days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations in full (including providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage).  If the Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and the Borrowers shall be obligated to repay the Obligations in full (including providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage), on the date set forth as the date of termination of this Agreement in such notice.

5.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group, which shall be true, correct, and complete, in all respects, as of the date hereof, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, which shall have been true, correct and complete as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1           Due Organization and Qualification; Subsidiaries.

(a)           The Borrowers and the Restricted Subsidiary are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Effect.

(b)           Set forth on Schedule 5.1 is a complete and accurate list of the Administrative Borrower's direct and indirect Subsidiaries showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned by the applicable Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c)           Except as set forth on Schedule 5.1, neither any Borrower nor the Restricted Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Person's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

(d)           Except as disclosed on Schedule 5.1, the Borrowers have no joint ventures or similar arrangements with any Person other than a Borrower, and the Restricted Subsidiary has no joint ventures or similar arrangements.

5.2           Due Authorization; No Conflict.

(a)           As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower and such Borrower, subject to the entry and terms of the Bankruptcy Court Orders, has full power and authority to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(b)           As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower (other than conflicts, breaches or defaults arising solely by virtue of the filing of the Chapter 11 Cases or which would not have a Material Adverse Effect) or require any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect or which, if not obtained, would not have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's equity holders, other than approvals that have been obtained and that are still in force and effect.

(c)           Except for the Final Bankruptcy Court Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party, (ii) the pledge or grant by the Borrowers of the Liens created in favor of Agent and the Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

(d)           Subject to the entry of the Final Bankruptcy Court Order, as to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, have been duly executed and delivered by such Borrower and constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

5.3           Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Borrower is set forth on Schedule 5.3.

(b)           The chief executive office of each Borrower is located at the address indicated on Schedule 5.3.

(c)           Each Borrower's tax identification numbers and organizational identification numbers, if any, are identified on Schedule 5.3.

5.4           Title to Property (Other than Oil and Gas Properties).  The Borrowers have good and defensible title to, or a valid leasehold interest in, the personal property assets that they purport to own and good and indefeasible title to, or a valid leasehold interest in, the Real Property (other than Oil and Gas Properties) that they purport to own, in each case, free and clear of Liens except for Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No portion of any Real Property material for the conduct of the Borrowers' business (other than Oil and Gas Properties) has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  All material permits required to have been issued or appropriate to enable the Real Property (other than Oil and Gas Properties) to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect in all material respects.

5.5           Litigation.

(a)           There are no actions, suits, investigations or proceedings pending or, to the knowledge of each Borrower, threatened against any Borrower or the Restricted Subsidiary other than (i) those matters disclosed on Schedule 5.5, (ii) actions, suits, investigations or proceedings initiated by vendors or other trade creditors in respect of claims due and payable by any Borrower and (iii) matters that reasonably could not be expected to have a Material Adverse Effect.

(b)           As of the date hereof, there are no actions, suits, investigations or proceedings pending or, to the knowledge of each Borrower, threatened against any Borrower with respect to this Agreement or any other Loan Document that remains in effect and unresolved after entry of the Bankruptcy Court Orders.

5.6           Financial Information.

(a)           The Administrative Borrower's audited consolidated financial statements for the year ended December 31, 2008 as incorporated in the Administrative Borrower's Form 10-K filed with the SEC on March 13, 2009 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the consolidated financial condition of the Borrowers, as of the dates thereof and results of operations for the periods covered thereby.

(b)           The Budget, when submitted to Agent and the Lenders as required pursuant to the Loan Documents, represents the Borrowers' good faith estimate of the future revenue and expenses of the Borrowers for the periods set forth therein based on assumptions believed by the Borrowers to be reasonable at the time of delivery thereof to Agent, it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Borrowers and no assurances can be given that such projections or forecasts will be realized, and further understood that projections concerning (i) volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the Budget and (ii) case administration expenses (including professional fees) are necessarily based upon third-party professional opinions, estimates and projections and that the Borrowers do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, provided that the Budget shall be prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time of the delivery thereof to Agent and consistent with industry standards.

5.7           Employee Benefits.  Except as specifically disclosed in Schedule 5.7:

(a)           Each Plan of the Borrowers and the Restricted Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law.  Each Plan that is intended to be qualified under IRC Section 401(a) is either (i) a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the IRC to the extent provided in Revenue Procedure 2005-16, as modified, or (ii) the recipient of, or has made or will make timely application for, a determination letter from the IRS to the effect that such Plan is qualified, and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the IRC.  To the knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification.  The Borrowers, the Restricted Subsidiary and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.  No Plan provides retiree medical or retiree life insurance benefits to any Person and none of the Borrowers are contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the IRC.

(b)           There are no pending or, to the knowledge of the Borrowers or any ERISA Affiliate, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan of the Borrowers or the Restricted Subsidiary which has resulted or would reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any such Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan of the Borrowers or the Restricted Subsidiary has any Unfunded Pension Liability; (iii) neither the Borrowers, the Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers, the Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers, the Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.8           Environmental Condition.  Except as set forth on Schedule 5.8,

(a)           The Borrowers, the Restricted Subsidiary and their businesses, operations, Real Property are and have at all times during Borrowers' and the Restricted Subsidiary's ownership, lease, operation, management, occupation or use thereof been in material compliance with any applicable Environmental Laws;

(b)           The Borrowers have obtained all permits, licenses, approvals and other governmental authorizations required for the conduct of their business and operations, and the ownership, operation and use of the Real Property, under all applicable Environmental Laws (the "Environmental Permits").  The Borrowers are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.  No material expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits;

(c)           There has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property that has resulted in, or is reasonably likely to result in, a material Environmental Liability for any Borrower;

(d)           There is no material Environmental Action or Environmental Liability pending or, to the knowledge of any Borrower, threatened against any Borrower or the Restricted Subsidiary, or relating to the Real Property or relating to the operations of any Borrower or the Restricted Subsidiary, and, to the knowledge of any Borrower, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Action or Environmental Liability;

(e)           Neither any Borrower nor the Restricted Subsidiary is conducting, financing or is obligated to perform any material Response Action or otherwise incur any material expense under Environmental Law pursuant to any Environmental Action or agreement by which it is bound or has expressly assumed by contract or agreement;

(f)           No Real Property or facility owned, operated or leased by any Borrower is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Borrower has or may have an obligation to undertake any material Response Action;

(g)           No Environmental Lien has been recorded or, to the knowledge of any Borrower, threatened with respect to any Real Property;

(h)           The execution, delivery and performance of this Agreement, the other Loan Documents and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any requirement of Governmental Authority or any other Environmental Law;

(i)           The Borrowers have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, any Borrower concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at the Real Property; and

(j)           None of the matters disclosed in Schedule 5.8, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

5.9           Intellectual Property.  The Borrowers own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers infringes upon any rights held by any other Person, except to the extent such infringement could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Borrower, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

5.10           Compliance with Laws.

(a)           Neither any Borrower nor the Restricted Subsidiary is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it (other than (i)

Environmental Law which is addressed in Section 5.8 above and (ii) as set forth below in subclause (b)), which violation could reasonably be expected to have a Material Adverse Effect.

(b)           No Borrower has failed to obtain any material license, permit, franchise or other authorization from any Governmental Authority necessary for the ownership of any of its Oil and Gas Properties or the conduct of its business.  The Oil and Gas Properties of the Borrowers (and assets and properties utilized therewith) have been maintained, operated and developed in a good and workmanlike manner and in substantial conformity with all applicable laws and all rules, regulations and orders of all Governmental Authorities having jurisdiction and in substantial conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties (except such non-conformity arising solely by virtue of the filing of the Chapter 11 Cases).  To the Borrowers' knowledge, (i) no Oil and Gas Property of any Borrower is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof, and (ii) none of the wells comprising a part of such Oil and Gas Properties (or assets and properties utilized therewith) is deviated from the vertical by more than the maximum permitted by applicable laws, regulations, rules and orders of any Governmental Authority, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Real Property utilized therewith, such utilized Real Property) covered by the leases.

5.11           Labor Matters.  Except to the extent such matters could not reasonably be expected to have a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of any Borrower exist, (b) hours worked by and payment made to the employees of any Borrower or the Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from any Borrower or the Restricted Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of the Borrowers are in compliance with the Occupational Safety and Health Act and other applicable health and safety law.

5.12           Material Contracts.  Except as may have resulted solely from the filing of the Chapter 11 Cases, each Material Contract (a) is in full force and effect and is binding upon and enforceable against any Borrower and, to the best of the Administrative Borrowers' knowledge, each other Person that is a party thereto in accordance with its terms, and (b) has not been otherwise amended or modified, except to the extent permitted by Section 7.7.

5.13           Insurance.  The Properties of the Borrowers are insured with financially sound and reputable insurance companies that are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where any Borrower operates, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.14           Taxes.  The Borrowers and the Restricted Subsidiary have timely filed all federal tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (b) overdue ad valorem taxes accrued by the Borrowers prior to the Filing Date in an aggregate amount not to exceed $1,000,000 at any time.  The Borrowers and the Restricted Subsidiary have timely filed all material state and other non-federal tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those (a) which are not overdue by more than 30 days or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  As of the date hereof, other than as set forth on Schedule 5.14, to the Administrative Borrower's knowledge, there is no proposed tax assessment against any Borrower or the Restricted Subsidiary.

5.15           Gas Imbalances.  As of the date hereof, except as set forth on Schedule 5.15, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of $2,000,000 in the aggregate that would require any Borrower to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

5.16           Derivative Contracts.  Schedule 5.16 sets forth a true and complete list of all Derivative Contracts of the Borrowers as of the date hereof (the "Existing Derivative Contracts"), along with the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.  The Borrowers have, on or prior to the date hereof, provided, true, correct and complete copies of the Existing Derivative Contracts to Agent.

5.17           Oil and Gas Properties.

(a)           The Borrowers have good and defensible title to the Oil and Gas that they purport to own from time to time in and under their Oil and Gas Properties, together with the right to produce the same.

(b)           The Oil and Gas Properties are not subject to any Lien other than Permitted Liens.  All Oil and Gas has been and will hereafter be produced, sold and delivered by the Borrowers in accordance in all material respects with all applicable laws and regulations of every Governmental Authority except such laws and regulations, the failure to comply with could not reasonably be expected to have a Material Adverse Effect; each of the Borrowers has complied in all material respects (from the time of acquisition by any Borrower) and will hereafter comply in all material respects with all material terms of each oil, gas and mineral lease comprising its Oil and Gas Properties; and all such oil, gas and mineral leases under which any Borrower is a lessee or co-lessee have been and will hereafter be maintained in full force and effect.  To the knowledge of the Borrowers, all of the Hydrocarbon Interests comprising its Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity and except to the extent the failure to be enforceable could not reasonably be expected to have a Material Adverse Effect.

(c)           There are no leases, subleases, contracts or other operating agreements that allocate operating expenses to any Borrower in excess of its working interest of record in the particular Oil and Gas Property subject to such lease, sublease, contract or other operating agreement.

(d)           The quantum and nature of the interest of the Borrowers in and to the Oil and Gas Properties as set forth in the most recent Reserve Report includes the entire interest of the Borrowers in such Oil and Gas Properties as of the date of such applicable Reserve Report, and are complete and accurate in all material respects as of the date of such applicable Reserve Report; and there are no "back-in" or "reversionary" interests held by third parties which could materially reduce the interest of any Borrower in such Oil and Gas Properties except as expressly set forth in the most recent Reserve Report.  The ownership of the Oil and Gas Properties by the Borrowers shall not in any material respect obligate any Borrower to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of record of the Borrowers in each Oil and Gas Property set forth in the most recent Reserve Report.

5.18           Midstream Contracts.  As of the date hereof, the Borrowers' marketing, gathering, transportation, processing and treating facilities and equipment, together with the Midstream Contracts, and any other marketing, gathering, transportation, processing and treating contracts in effect among, inter alia, the Borrowers and any other Person, are, except as set forth on Schedule 5.18, sufficient to market, gather, transport, process or treat, as applicable, reasonably anticipated volumes of production of Oil and Gas from the Borrowers' Oil and Gas Properties.  Any such contracts with Affiliates are disclosed on Schedule 5.18 hereto.

5.19                      Seismic Licenses.  With respect to the Seismic Licenses: (i) all Seismic Licenses material to the conduct of Borrowers' business as described in the Budget and the Long Term Outlook are in effect and have not expired or terminated; (ii) no Borrower is in material breach or material default, and no event, fact, or circumstance has occurred, that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by any Borrower with respect to the terms of any such Seismic License except any default by any Borrower arising solely by virtue of the filing of the Chapter 11 Cases; and (iii) neither any Borrower, nor, to the knowledge of the Borrowers, any other party to any such Seismic License has given written notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Seismic License or any provision thereof.

5.20           Long Term Fixed Rate Contracts  Except for (i) contracts listed on Schedule 5.20 in effect as of the date hereof and (ii) contracts thereafter either disclosed in writing to Agent or included in the most recently delivered Reserve Report, the Borrowers have no Long Term Fixed Rate Contracts.  As used herein, "Long Term Fixed Rate Contracts" means any material agreement that is not cancelable on 60 days notice or less without penalty or detriment for the sale of production from any Borrower's Oil and Gas (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised)

that (a) pertains to the sale of production at a fixed price and (b) has a maturity or expiry date of more than six (6) months from the date of such agreement.  Each Borrower (x) is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract that is computed in accordance with the terms of such contract and, no such proceeds are currently being held in suspense by such purchaser or any other Person at one time outstanding in excess of $1,000,000 and (y) is not having deliveries of production from such Oil and Gas Property curtailed by any purchaser or transporter of production substantially below such property's or the relevant pipeline's delivery capacity.  Except as set forth in Schedule 5.20, none of the Oil and Gas Properties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days).

5.21           Fraudulent Transfer  No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower or the Restricted Subsidiary.

5.22           Complete Disclosure.  Subject to Section 5.6(b) as to the Budget, none of the factual information (taken as a whole) furnished by or on behalf of any Borrower in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein contains any material misstatement of fact, or omits to state any material fact necessary to make such information not misleading in any material respect, at such time in light of the circumstances under which such information was provided.

5.23           Margin Stock.  Neither any Borrower nor the Restricted Subsidiary is engaged, nor will it engage, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock").  Neither any Borrower nor the Restricted Subsidiary owns any Margin Stock, and none of the proceeds of the Advances or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Advances or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.

5.24           No Default or Event of Default.  No event has occurred and is continuing which constitutes a Default or an Event of Default.

5.25           Good Faith.  The Borrowers agree and acknowledge that the terms of this Agreement and the other Loan Documents have been negotiated with the Borrowers by the Lenders and Agent in good faith and that all extensions of credit contemplated under the Loan Documents have been extended in good faith within the meaning of Section 364(e) of the Bankruptcy Code.

5.26           Restricted Subsidiary.  The Restricted Subsidiary does not (i) own, lease or have any other interest in any property, assets or interests in property or assets of any kind or nature whatsoever, real or personal, now existing, (ii) own or otherwise have the right, or is not licensed, to use any patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights, (iii) engage in or conduct any activities, operations or business or (iv) have any obligations, duties or liabilities except as set forth in Schedules 5.5 and 5.14.

5.27           Government Regulation.  Neither any Borrower nor the Restricted Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended.  Neither any Borrower nor the Restricted Subsidiary is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The Advances and the other transactions contemplated hereunder, the application of the proceeds thereof and repayment thereof comply in all material respects with any such statute or any rule, regulation or order issued by the SEC.

5.28           Foreign Assets Control  Regulations, Etc.

(a)           Neither any Borrower nor the Restricted Subsidiary is in violation in any material respect of the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither any Borrower nor the Restricted Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Borrowers and the Restricted Subsidiary are each in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the loans made hereunder will be used by Borrowers, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.29           Administrative Priority; Lien Priority.

(a)           Subject to the terms of the Bankruptcy Court Orders, the Obligations of the Borrowers will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses.

(b)           Subject to the terms of the Bankruptcy Court Orders, Agent's Liens and security interests of Agent on the Collateral referred to in Section 3.1(a) hereof shall be valid and perfected first priority Liens, subject only to Permitted Priority Liens.

6.           AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrowers shall (and shall cause, as applicable, the Restricted Subsidiary to) do all of the following:

6.1           Accounting System.  Maintain a system of accounting that enables the Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time may reasonably be requested by Agent.

6.2           Collateral Reporting.  Provide Agent, with a copy to each Lender, with each of the reports set forth on Schedule A-3 at the times specified therein.

6.3           Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule A-4 at the times specified therein.

6.4           Advisor; Access to Information; Inspection.  The Borrowers shall continue to retain FTI (or another advisor acceptable to Agent) on terms and conditions reasonably acceptable to Agent.  The Lenders shall have reasonable access to FTI (or any successor advisor acceptable to the Agent) and the Borrowers' chief restructuring officer for purposes of reviewing and discussing the Budget and related diligence items.  The Lenders and their representatives may continue their due diligence program in order to determine the amount of drilling capital expenditures to be allowed in the Budget.  In connection with such due diligence, the Lenders may work with representatives of potential strategic partners or other entities (subject to appropriate confidentiality agreements); provided, that the Agent shall provide written notice to the Administrative Borrower of the potential strategic partners or other entities in advance of engaging in such discussions.  In addition, upon reasonable (but, in any case, not less than two Business Days) prior notice and on reasonable intervals (but not more than once in any 10 Business Day period at the Borrower's expense unless a Default or an Event of Default has occurred and is continuing), each Lender and its duly authorized representatives or agents may visit any of the Borrowers' properties and inspect any of its assets or books and records, examine and make copies of such books and records, and discuss the Borrowers' affairs, finances, and accounts with, and be advised as to the same by, the Borrowers' officers and employees.

6.5           Maintenance of Properties.  Keep and maintain all Property material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, and prudently operate their Oil and Gas Properties for the production of Oil and Gas, and to the extent no Borrower is the operator of a Property in which any Borrower has an interest, the Borrowers shall use commercially reasonable efforts to cause the operator to operate such Property, in each case in a careful and efficient manner in accordance with the usual and customary practices of the industry, in material and substantial compliance with all applicable contracts, agreements and requirements of any Governmental Authority.

6.6           Taxes.  Cause all assessments and Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Borrowers, the Restricted Subsidiary or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except (a) to the extent that the validity of such assessment or Tax shall be the subject of a Permitted Protest or (b) overdue ad valorem taxes accrued by the Borrowers prior to the Filing Date in an aggregate amount not to exceed $1,000,000 at any time.  The Borrowers will (and will cause the Restricted Subsidiary to) make timely payment or deposit of all Tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower or the Restricted Subsidiary has made such payments or deposits, except (a) to the extent that the validity of such assessment or Tax shall be the subject of a Permitted Protest or (b) overdue ad valorem taxes accrued by the Borrowers prior to the Filing Date in an aggregate amount not to exceed $1,000,000 at any time.

6.7           Insurance.  At Borrowers' expense, maintain insurance respecting their assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of a cancellation of the policy for any reason whatsoever.  If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable.  Agent shall have no obligation to obtain insurance for Borrowers or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from Borrowers' failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

6.8           Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than Environmental Laws (which are addressed in Section 6.11 below), except where the failure to so comply with such laws (other than Environmental Laws), rules, regulations, and orders, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Borrower shall obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its respective property and to conduct its business as conducted on the Filing Date.

6.9           Notices.  Promptly notify the Agent and each Lender in writing:

(a)           of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) a material breach or non performance of, or any default under, a Material Contract of any Borrower or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between any

Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting any Borrower, including pursuant to any applicable Environmental Laws; and

(b)           of the occurrence of any Default or Event of Default.

Each notice delivered under this Section 6.9 shall be accompanied by a statement of an Authorized Person setting forth the details of the matter requiring such notice and any action taken or proposed to be taken with respect thereto.

6.10           Existence.  At all times preserve, renew and keep in full force and effect each Borrower's and the Restricted Subsidiary's valid existence, good standing, franchises, permits, licenses, accreditations, authorizations, or other approvals necessary to their businesses, except as could not reasonably be expected to have a Material Adverse Effect.

6.11           Environmental.

(a)           Keep any Real Property free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b)           Comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and maintain in full force and effect all material Environmental Permits; and conduct all actions, including Response Actions, required under any Environmental Actions or applicable Environmental Laws, and in material compliance with, the requirements of any Governmental Authority and applicable Environmental Laws;

(c)           Do or cause to be done all things reasonably necessary to prevent any Release in, on, under, to or from any Real Property except in material compliance with applicable Environmental Laws or Environmental Permits, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property except those that are used, stored, handled and managed in material compliance with applicable Environmental Laws;

(d)           Undertake all actions, including Response Actions, reasonably necessary, at the sole cost and expense of Borrowers, to address (i) any Environmental Action and any obligations thereunder; (ii) any Release at, from or onto any Real Property as required pursuant to Environmental Law or the requirements of any Governmental Authority; and (iii) Environmental Liability;

(e)           Diligently pursue and use commercially reasonable efforts to cause any Person with an indemnity, contribution or other obligation to any of the Borrowers or their Subsidiaries relating to any Environmental Action or compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner; and

(f)           Promptly, but in any event within 10 Business Days after Administrative Borrower's obtaining knowledge or receipt of notice thereof, provide Agent with written notice of, and all data, information and reports generated or prepared in connection with, any of the following: (i) the filing or threatened filing of an Environmental Lien against the Real Property or any personal property of any Borrower, (ii) commencement of any material Environmental Action or notice that a material Environmental Action will be filed against any Borrower, and (iii) any Release or threatened Release of a reportable quantity, and that could reasonably be expected to result in a material Environmental Liability, in, on, under, at, from or migrating to any Real Property owned, leased or operated by any Borrower, except as otherwise pursuant to and in compliance with the terms and conditions of an Environmental Permit, (iv) any material non-compliance with, or violation of, any Environmental Law applicable to any Borrower, any Borrower's business and any Real Property, (v) any Response Action which could reasonably be expected to result in a material Environmental Liability, and (vi) any notice or other communication received by any Borrower from any Person or Governmental Authority relating to any material Environmental Liability.

6.12           Disclosure Updates.  Promptly and in no event later than 10 Business Days after Administrative Borrower's obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not seriously misleading in light of the circumstances in which made.

6.13           Formation of Subsidiaries.  A Borrower may only form a direct or indirect Subsidiary or acquire a direct or indirect Subsidiary after the Filing Date with the prior written consent of Agent; provided, that the Borrowers may not cause the Restricted Subsidiary to form a direct or indirect Subsidiary or acquire a direct or indirect Subsidiary.  If any Borrower desires to form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Filing Date, then prior to such formation or acquisition, such Borrower shall provide not less than 10 Business Days prior written notice of such Borrower's intention to form or acquire, as the case may be, such direct or indirect Subsidiary to Agent requesting Agent's consent to such formation.  If Agent, in its sole discretion, elects to grant its consent to such formation or acquisition, such Borrower shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent, (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation which in its reasonable opinion is necessary or appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14           Further Assurances.  At any time upon the request of Agent, Borrowers shall execute or deliver to Agent, and shall cause their Subsidiaries to execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, Mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent with respect to any Liens in favor of Agent.  To the maximum extent permitted by applicable law, the Borrowers authorize Agent, upon failure by the Borrowers to do so promptly after written request, to execute any such Additional Documents in their names, as applicable and to file such executed Additional Documents in any appropriate filing office.  The assurances contemplated by this Section 6.14 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by Agent) whether or not the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

6.15           Title Information.  Upon request by Agent, the Borrowers shall deliver title information in form and substance reasonably acceptable to Agent regarding the Oil and Gas Properties evaluated by the most recent Reserve Report.  Agent, at the direction of the Required Lenders, may establish a reserve against the Maximum Facility Amount pursuant to Section 2.1(b) with respect to any Oil and Gas Properties evaluated by the most recent Reserve Report for which Agent does not receive such requested title information.  For the avoidance of doubt, Agent may in its sole discretion deem unacceptable any title information that evidences the existence of any title defects or exceptions regarding the Oil and Gas Properties which are not otherwise permitted by Section 7.2; provided, that the Borrowers will have a period of 15 days following notice from Agent that any such title defects or exceptions exist to cure any such title defects or exceptions (including defects or exceptions as to priority).

6.16           Derivative Contracts.  Upon the request of Agent, the Borrowers will use commercially reasonable efforts to enter into and maintain Derivative Contracts for Hydrocarbon Interests, in form and substance satisfactory to Agent with an Approved Counterparty in notional volumes in amounts satisfactory to Agent to the extent consistent with the Budget and the Long Term Outlook.

6.17           Cash Management Arrangements.

(a)           If Agent so requests, the Administrative Borrower shall and shall cause each other Borrower to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks mutually acceptable to Agent and Administrative Borrower (each a "Cash Management Bank"), and shall request in writing and otherwise take such commercially reasonable steps to ensure that all of the Borrowers' Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to any Borrower) into a bank account (a "Cash Management Account") at one of the Cash Management Banks.  Agent reserves the right, in its sole discretion, to require that any amounts received in any Cash Management Account which may represent amounts that constitute trust funds (i.e., production taxes, severance taxes, or payroll taxes) or amounts attributable to interests of third Persons such as overriding royalty interest be segregated by such Cash Management Bank and held in a separate account or otherwise as directed by Agent.

(b)           If Agent so requests, each Cash Management Bank shall establish and maintain Control Agreements with Agent and Borrowers.  Each such Control Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by any Borrower, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (an "Activation Instruction"), it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account.  Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts or to give instructions to the Cash Management Bank directing the disposition of funds in a Cash Management Account unless an Event of Default has occurred and is continuing at such time.

6.18           Funding of Capital Expenditures.  Unless Agent otherwise consents, all Capital Expenditures of the Borrowers shall be funded using proceeds from Advances and in no event shall Capital Expenditures be funded from oil and gas production revenues.  Notwithstanding the foregoing, the amount of each Advance shall be as determined in accordance with Section 2.1, and nothing in this paragraph shall be deemed to increase the permitted amount of any Advance.

6.19           Long Term Outlook.  Borrowers will cause their management and advisors (including FTI or any successor advisor acceptable to Agent) to cooperate with the Lenders in the creation of the Budget as well as longer term projections of cash flow from operations and required Capital Expenditures (the "Long Term Outlook").  The purpose of the Long Term Outlook is to assist the Lenders in determining the long range cash needs of the business and to assess the financing needs of a potential exit from bankruptcy.  The Long Term Outlook will take into account the Lenders' assessment of the viability of the various joint venture projects in which the Borrowers are involved.

6.20           Exit Financing.  The Borrowers shall discuss with the Lenders the terms of potential exit financing to be provided on or after the effectiveness of any plan of reorganization in the Chapter 11 Cases, and the Borrowers shall not solicit any such exit financing from anyone other than the Lenders until 30 days after the entry of the Final Bankruptcy Court Order.  The Borrowers shall provide the Lenders with reasonable details on a regular basis regarding any discussions with other potential exit financing providers.  If at any time following the expiration of such 30-day period referenced above, the Borrowers desire to arrange exit financing with a Person other than the Lenders or an Affiliate thereof, the Borrowers shall first notify Agent and the Lenders in writing of such proposed exit financing, which notice shall set forth the proposed economic and other material terms and conditions of the proposed exit financing (the "Exit Financing Notice").  The Lenders shall have the right within 10 Business Days of the receipt of such Exit Financing Notice to accept the terms of the proposed exit financing.  If the Lenders reject the offer or fail to accept the offer within such 10 Business Day response period, the Borrowers shall have the right, for a period of 15 Business Days after receipt of such rejection or after the end of such period to enter into a binding agreement in respect of such proposed exit financing on the economic and other material terms and conditions set forth in the Exit Financing Notice.  If the proposed exit financing is not subject to a binding agreement within such 15

Business Day period or the financing transaction is not closed within 30 days thereafter, the Borrowers may not enter into such proposed exit financing without again complying in full with the provisions of this Section 6.20.  If the Lenders elect to accept the offer for such proposed exit financing, the Borrowers, Agent and the Lenders shall agree on a mutually acceptable closing date in respect of such proposed exit financing.

6.21           Plan of Reorganization.  The Borrowers shall use best efforts to consult with Agent and the Lenders in connection with the preparation and formulation of a plan of reorganization (and proposed disclosure statement in respect thereto) to be filed in respect of the Chapter 11 Cases, and in any event shall provide Agent and the Lenders a copy of such plan of reorganization (and proposed disclosure statement in respect thereto) proposed to be filed with the Bankruptcy Court no later than 10 days prior to the date of such filing.

6.22           Restricted Subsidiary.  The Borrowers (i) will cause the management, business and affairs of each Borrower to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of the Restricted Subsidiary to creditors and potential creditors thereof and by not permitting the personal property assets, the Real Property and/or any Oil and Gas Properties of any Borrower to be commingled) so that the Restricted Subsidiary will be treated as a corporate entity separate and distinct from the Borrowers, (ii) will not incur, assume, guarantee or be or become liable for any Indebtedness of the Restricted Subsidiary and (iii) will not permit the Restricted Subsidiary to hold any Stock in, or any Indebtedness of, any Borrower.

6.23           ERISA.  As soon as possible and, in any event, within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of an ERISA Event, deliver to each of the Lenders a certificate of an Authorized Person setting forth the full details as to such occurrence and the action, if any, that the applicable Borrower or ERISA Affiliate is required to take, together with any notices required or proposed to be given or filed by such Borrower or ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by such Borrower or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto.

7.           NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (including providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage), Borrowers will not (and will not permit the Restricted Subsidiary to) do any of the following:

7.1           Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except with respect to the Borrowers only:

(a)           Indebtedness incurred pursuant to this Agreement;

(b)           Indebtedness under the Pre-Petition Credit Facilities;

(c)           Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.14;

(d)           Indebtedness consisting of gas imbalances or obligations in respect of take or pay or other prepayments not exceeding the amount specified in Section 5.15;

(e)           Indebtedness in respect of Derivative Contracts permitted under Section 7.18;

(f)           guarantees by the Borrowers in respect of Indebtedness of any Borrower otherwise permitted hereunder; provided, however, that each such guarantee shall be subordinated to the Obligations;

(g)           Indebtedness of any Borrower owing to any other Borrower permitted under Section 7.12;

(h)           Capital Leases existing as of the Filing Date and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) existing as of the Filing Date to finance the purchase, repair or improvement of fixed or capital assets;

(i)           Indebtedness existing as of the Filing Date incurred by any Borrower under asset disposition agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(j)           Indebtedness existing as of the Filing Date in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(k)           Indebtedness consisting of unpaid accounts and trade payables not to exceed $80,000,000;

(l)           Indebtedness existing as of the Filing Date consisting of the financing of insurance premiums; and

(m)           Indebtedness in respect of Permitted Letters of Credit.

7.2           Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for the following with respect to the Borrowers only ("Permitted Liens"):

(a)           any Lien on Property of any Borrower as set forth in Schedule 7.2 and any modifications, replacements, renewals or extensions thereof; provided, however, that the Lien does not extend to any additional Property other than (A) after-acquired Property that is affixed or incorporated into the Property covered by such Lien and (B) proceeds and products thereof;

(b)           any Lien created under any Loan Document;

(c)           Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non payment thereof is permitted by Section 6.6;

(d)           carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business (whether by law or by contract) which either (i) are for sums not yet delinquent, or (ii) as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;

(e)           Liens consisting of (i) pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation; (ii) pledges and deposits in the ordinary course of business not exceeding $500,000 in the aggregate securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to any Borrower; or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by any Borrower to support the payments of the items set forth in the foregoing clauses (i) and (ii);

(f)           easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of any Borrower;

(g)           Liens on the Property of any Borrower securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) Contingent Obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(h)           Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to Deposit Accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, however, that (i) such Deposit Account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Borrower, (ii) the applicable Borrower maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the applicable Borrower to provide cash collateral to the depository institution;

(i)           Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(j)           Liens securing the Pre-Petition Credit Facilities;

(k)           Liens securing judgments for the payment of money not constituting an Event of Default;

(l)           Liens existing as of the Filing Date securing purchase money Indebtedness and Capital Leases; provided, however, that such Liens do not at any time encumber any Property other than the Property (including after-acquired Property) financed by such Indebtedness and the proceeds and the products thereof and accessions thereto; and provided further, however, that individual financings of assets provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(m)           (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of any Borrower or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n)           Liens arising from precautionary UCC financing statement filings regarding leases entered into by any Borrower in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower in the ordinary course of business not prohibited by this Agreement;

(p)           Any adequate protection liens granted by the Bankruptcy Court Orders; or

(q)           Liens consisting of obligations in respect of Permitted Letters of Credit.

7.3           Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock;

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c)           Suspend or go out of a substantial portion of its or their business.

7.4           Disposition of Assets; Farmouts.

(a)           Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any assets, including any Stock; provided, that the Borrowers will not permit the Restricted Subsidiary to undertake or be a party to any Permitted Disposition.

(b)           Enter into any farmout arrangements except as fully disclosed and approved by the Required Lenders.

7.5           Change of Jurisdiction, Corporate Name or Location.  (a) Change any Borrower's or the Restricted Subsidiary's jurisdiction of organization and/or organization and/or organizational identification number (if any), (b) change any Borrower's or the Restricted Subsidiary's corporate name or (c) change any Borrower's or the Restricted Subsidiary's chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent, and provided that any such new location shall be in the United States.

7.6           Nature of Business.  Engage in any business or activity other than, with respect to the Borrowers only, the Oil and Gas Business.

7.7           Material Contracts.  (a) Except for Material Contracts provided to Agent prior to the execution by the relevant Borrower(s) thereof and for which expenditures are included in the Budget, enter into any Material Contract that provides for payment obligations in excess of $1,000,000 without the prior written consent of Agent, or (b) directly or indirectly amend, supplement or otherwise modify any material term or condition (pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the indemnities and rights furnished to any Borrower pursuant to any Material Contract, in each case, such that after giving effect thereto such terms, conditions, indemnities and rights shall be materially less favorable to the interests of any Borrower or the Lenders with respect thereto.

7.8           Sale and Leasebacks.  Directly or indirectly, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which any Borrower has sold or transferred or is to sell or transfer to any other Person or (b) which any Borrower intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by any Borrower to any other Person in connection with such lease.

7.9           Restricted Payments.  Directly or indirectly, (a) purchase, redeem or otherwise acquire for value any Stock, now or hereafter outstanding from its members, partners or stockholders; or (b) declare or pay any distribution, dividend or return capital to its members, partners or stockholders (other than to its members, partners or stockholders that are Borrowers), or make any distribution of cash or Property to its members, partners or stockholders (other than members, partners or stockholders that are Borrowers); provided, that any Borrower may take such actions as are necessary to pay federal withholding taxes incurred by an employee of such Borrower upon the vesting of restricted Stock granted to such employee in connection with a Stock incentive plan, and such actions shall not be deemed to be restricted payments for purposes of this Section 7.9.

7.10           Accounting Methods.  Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Borrower or the Restricted Subsidiary.

7.11           Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including Contingent Obligations) for or in connection with any Investment; provided, that the Borrowers will not permit the Restricted Subsidiary to make or be a party to any Permitted Investment.

7.12           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower or the Restricted Subsidiary except for, with respect to the Borrowers only:

(a)           transactions between the Borrowers, on the one hand, and any Affiliate of the Borrowers, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) have been fully disclosed to the Lenders and are in the Budget, and (iv) are no less favorable to the Borrowers, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate;

(b)           the payment of reasonable director, officer and employee compensation (including bonuses and severance to the extent set forth in the Budget and approved by order of the Bankruptcy Court) and other reasonable benefits (including retirement, health, stock option and other benefit plans) which have been fully disclosed to the Lenders and are in the Budget, and indemnification arrangements made in the ordinary course of business and consistent with industry practice and the reimbursement of reasonable out-of-pocket costs and expenses of directors, officers and employees; and

(c)           the transactions between any Borrower and any Affiliates thereof entered into on or before the Filing Date and as described on Schedule 7.12.

7.13           Use of Proceeds; Budget Compliance.  Use the proceeds of the Advances or any of the Collateral consisting of cash or Cash Equivalents for any purpose other than (i) to pay fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and (ii) for expenditures consistent with the Budget (subject to the variances permitted herein) and the terms and conditions hereof, provided, however, that such Collateral and proceeds of Advances, in any case not to exceed $35,000 in the aggregate, may be used by Borrowers to pay professional fees and expenses incurred investigating the extent, validity and priority of the claims and liens under the Pre-Petition Credit Facilities, but not to challenge any liens or claims under the Pre-Petition Credit Facilities.  Except for cumulative calculations in any measurement period expressly provided for in the definition of Material Budget Deviation set forth in Appendix A, no unused portion of any line item in the Budget may be carried forward or carried backward to any prior or subsequent period in the Budget more than 2 weeks.  The Borrowers will not distribute to, or otherwise permit the Restricted Subsidiary to use, the proceeds of the Advances or any of the Collateral consisting of cash or Cash Equivalents for any purpose.

7.14           Contingent Obligations.  Create, incur, assume suffer to exist, guarantee or otherwise become or remain, directly or indirectly, liable with respect to any Contingent Obligations, except with respect to the Borrowers only:

(a)           endorsements for collection or deposit in the ordinary course of business;

(b)           Derivative Contracts permitted under Section 7.18 hereof;

(c)           obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of any Borrower, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

(d)           this Agreement;

(e)           Guaranty Obligations permitted under Section 7.1 or obligations in respect of letters of credit or bank guarantees permitted under Section 7.2(e);

(f)           Contingent Obligations consisting of gas imbalances or obligations in respect of take or pay or other prepayments not to exceed the amount specified in Section 5.15; and

(g)           guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

7.15           Forward Sales.  Directly or indirectly (a) enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business; or (b) sell or convey any production payment, term overriding interest, net profits interest or any similar interest.

7.16           Oil and Gas Imbalances.  Directly or indirectly enter into any contracts or agreements which guarantee production of Oil and Gas (other than Derivative Contracts otherwise permitted under Section 7.18) and shall not hereafter allow gas imbalances, take-or-pay or other similar arrangement or any prepayment with respect to their Oil and Gas Properties that would require any Borrower either to make cash settlements for such production or to deliver Oil and Gas produced from the Oil and Gas Properties at some future time in any case without then or thereafter receiving full payment therefor to exceed, during any monthly period, 2% of the current aggregate monthly gas production for such monthly period from the Oil and Gas Properties of the Borrowers.

7.17           Marketing Activities.  Engage in marketing activities for any Oil and Gas or enter into any contracts related thereto other than, with respect to the Borrowers only, (i) contracts for the sale of Oil and Gas scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contracts, (ii) contracts for the sale of Oil and Gas scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contracts associated with the Oil and Gas Properties of Borrowers that Borrowers have the right to market pursuant to Hydrocarbon Interests, joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the Oil and Gas Business and (iii) other contracts for the purchase and/or sale of Oil and Gas of third parties (A) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

7.18           Derivative Contracts.  Directly or indirectly, enter into or in any manner be liable on any Derivative Contract except, with respect to the Borrowers only, (a) the Existing Derivative Contracts or (b) Derivative Contracts entered into pursuant to Section 6.16, and no Borrower shall, amend, supplement, restate or otherwise modify or extend any such Derivative Contracts without the prior written consent of Agent.

7.19           ERISA Plans.  The Borrowers shall not, and shall not permit the Restricted Subsidiary or any ERISA Affiliate to, incur any obligation to contribute to any Multiemployer Plan, any Pension Plan or any Plan that provides retiree medical or retiree life insurance benefits to any Person, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

7.20           No Amendment of Governing Documents. Amend, modify, supplement, restate or otherwise change their Governing Documents without the prior written consent of the Agent.

7.21           No Impairment of Intercompany Transfers.  From and after the Final Facility Effective Date, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than (x) this Agreement and the other Loan Documents, (y) customary restrictions and conditions contained in agreements relating to the sale of Property pending such sale and (z) customary provisions in Leases, Subleases or joint venture agreements) which could directly or indirectly restrict the ability of any Borrower to: (a) pay dividends or make other distributions to any Borrower, (b) redeem its Stock held by any Borrower, (c) repay Indebtedness owing by it to any Borrower, or (d) transfer any of its Property to any Borrower.

7.22           Assumption, Rejection or Modification of Contracts.  Without the prior consent of the Required Lenders assume or reject any Material Contract pursuant to Section 365 of the Bankruptcy Code.

7.23           Bankruptcy Court Orders; Administrative Priority.

(a)           At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by Agent and the Required Lenders;

(b)           at any time, suffer to exist a priority for any allowed administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever), including, without limitation, any allowed administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 507(a),

507(b), 546(c) 726 and 1114 of the Bankruptcy Code, equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except for the Carve-Out Expenses; and

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of Agent and the Lenders in respect of the Collateral, except for Permitted Priority Liens.

7.24           Limitation on Repayments of Pre-Petition Obligations. ..  Except as otherwise permitted pursuant to the Bankruptcy Court Orders or as set forth in the Budget, (a) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Obligations of any Borrower, (b) pay any interest on any Pre-Petition Obligations of any Borrower (whether in cash, in kind securities or otherwise), or (c) make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided, that Borrowers may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code subject to the limitations set forth in Section 3.1(c), and may make payments permitted by the "first day" orders and orders approving the assumption of executory contracts and unexpired leases, in each case as approved by Agent.

7.25           Prosecution of Claims Against Agent or Lenders.  Use proceeds of the Collateral or proceeds of the Advances hereunder to pay for prosecution of claims against Agent or Lenders.

8.           EVENTS OF DEFAULT.

8.1           Events or Circumstances Constituting an Event of Default.  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

(a)           The Borrowers fail to pay any portion of the principal of the Obligations when and as required to be paid herein (including when declared to be due and payable in accordance with the terms hereof);

(b)           The Borrowers fail to pay, when and as required to be paid herein, any interest, any other payments for fees, expenses, or other amounts payable hereunder or under any other Loan Document (but excluding payments described in paragraph (a) above) within 3 Business Days after the same becomes due and payable;

(c)           If any Borrower:

(i)           fails to perform or observe any covenant or other agreement contained in any of Sections 6.2, 6.3, 6.9, 6.10, 6.12, 6.13, 6.16, 6.17, 6.18, 6.21 and Section 7 of this Agreement;

(ii)           fails to perform or observe any covenant in Section 6 of this Agreement (other than those described in clause (i) above) and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(iii)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

(d)           If any Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, and the same is not stayed by the Bankruptcy Court (whether pursuant to Section 362 of the Bankruptcy Code or otherwise);

(e)           A Material Budget Deviation shall have occurred;

(f)           One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall not be stayed by the Bankruptcy Court (whether pursuant to Section 362 of the Bankruptcy Code or otherwise);

(g)           If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

(h)           If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document;

(i)           Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the IRC) in excess of $500,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or its delegate,  (ii) the Borrowers or any ERISA

Affiliate institutes steps to terminate any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $500,000 or (iii) an ERISA Event has occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $500,000 for all periods;

(j)           Any event or events shall have occurred since the Filing Date which have resulted in a  Material Adverse Effect;

(k)           The Interim Bankruptcy Court Order or the Final Bankruptcy Order shall have been stayed, amended, modified, reversed or vacated without the consent of the Required Lenders;

(l)           The Borrowers shall propose any plan of reorganization in the Chapter 11 Cases, other than a plan which either (i) provides for the payment in full in cash on the effective date of all Obligations or (ii) is acceptable to the Lenders in their sole and absolute discretion, or an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (x) contain a provision for termination of the Commitment and payment in full in cash of all Obligations on or before the effective date of such plan or plans upon entry thereof and (y) provide for the continuation of the Liens and security interests and priorities granted to Agent (for the benefit of the Lenders) until such plan effective date;

(m)           Without the Lenders' consent, the Board of Directors of any Borrower authorizes (or the Borrowers shall file a motion seeking approval of, or bidding procedures in respect of) the sale of all or substantially all of the assets of such Borrower, either pursuant to Section 363 of the Bankruptcy Code or otherwise;

(n)           Without the Required Lenders' prior written consent, the payment by any Borrower, or application by any Borrower for authority to pay, any Pre-Petition Obligation not expressly authorized by the Budget;

(o)           The allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Agent, any Lender or against any agent or lender in connection with the Pre-Petition Credit Facilities;

(p)           An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Borrower shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(q)           An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(r)           Any Borrower shall file a motion or other pleading seeking the dismissal of its Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise or an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases, in each case, which does not contain a provision for termination of the Commitment and the payment in full in cash of all Obligations upon entry thereof;

(s)           An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of Agent and the Lenders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrowers equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except for the Carve-Out Expenses, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

(t)           Subject to any exceptions permitted by the Bankruptcy Court Orders, the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor to execute upon or enforce a Lien on any Collateral unless the Agent consents to the entry of such order;

(u)           An application for any of the orders described in Sections 8.1 (p) through 8.1(t) above shall be made by a Person and such application is not contested by Borrowers in good faith and the relief requested is granted in an order that is not stayed pending appeal

(v)           (i) any Borrower shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any of Agent's Liens or security interests created by this Agreement, any other Loan Document or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (iii) any action is commenced by any Borrower which contests the validity, perfection or enforceability of any of the Agent's Liens and security interests of Agent or the Lenders created by the Bankruptcy Court Orders, this Agreement, or any other Loan Document;

(w)           The Bankruptcy Court Orders shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms thereof or hereof, first priority Lien in favor of Agent and the Lenders on any Collateral purported to be covered thereby; or

(x)           If at any time any Borrower (i) is subject to a material Environmental Action or (ii) incurs any material Environmental Liability, in any case in connection with Former Real Property.

9.           THE LENDER GROUP'S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, at the request of the Required Lenders, the Agent shall, notwithstanding the provisions of Section 362 of the

Bankruptcy Code, without any application, motion, notice to, hearing before, or order from the Bankruptcy Court (except as may be expressly required by the Bankruptcy Court Orders) and without notice or demand upon Borrowers (except as expressly set forth below):

(a)           Upon notice to Administrative Borrower, declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)           Foreclose any or all of the Liens on all of the Collateral and sell the Real Property Collateral or Oil and Gas Properties or cause the Real Property Collateral or Oil and Gas Properties to be sold in accordance with applicable law and the Bankruptcy Court Orders, and exercise any and all other rights or remedies available to Agent, on behalf of the Lender Group, under any of the Loan Documents, at law or in equity with respect to the Collateral;

(d)           Terminate this Agreement and any of the other Loan Documents  as to any future liability or obligation of the Lender Group, but without affecting any of Agent's Liens in the Collateral and without affecting the Obligations; and

(e)           The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document or pursuant to the Bankruptcy Court Orders.

9.2           Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.           TAXES AND EXPENSES.

If any Borrower fails (or fails to cause the Restricted Subsidiary) to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Maximum Facility Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.           WAIVERS; INDEMNIFICATION.

11.1           Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2           The Lender Group's Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers.

11.3           Indemnification; Expenses.  Each Borrower shall pay, reimburse, indemnify, defend, and hold Agent-Related Persons, and the Lender-Related Persons, (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the negotiation, execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrowers' compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or Release of Hazardous Materials, any Environmental Actions, any Environmental Liabilities or any Response Actions related in any way to any assets or properties of any Borrower (each and all of the foregoing, the "Indemnified Liabilities").  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  EXCEPT AS PROVIDED ABOVE IN THIS SECTION 11.3, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or by facsimile transmission to the Administrative Borrower or Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	TXCO Resources Inc.
777 Sonterra Blvd., Suite 350
San Antonio, Texas 78258
Attention: Chief Executive Officer
Fax No. (210) 496-3232

with a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Courtney S. Marcus
Fax No. (214) 855-8200

If to Agent:	BD Funding I, LLC
2100 McKinney Avenue, 16th Floor
Dallas, Texas 75201
Attention: Carlson Bank Debt Team
Fax No. (214) 242-4599

with a copy to:	Vinson & Elkins L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Steven Abramowitz
Fax No. (917) 849-5381

and:	Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Christopher M. Dawe
Fax No. (214) 999-7837

If to Lenders:	To the addresses set forth on the signature pages under each Lender's name,

provided, that the relevant Person delivering any notices or demands relating to or arising out of a Default or Event of Default under this Agreement or any other Loan Document shall in each case provide a copy thereof to counsel for the official committee of unsecured creditors in the Chapter 11 Cases (Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201, Attention: Stephen A. McCartin, Fax No. (214) 999-3945).

Agent, any Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Borrower acknowledges and agrees that notices sent by the

Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile transmission or any other method set forth above.

13.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

(b)           IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY OF THE FOLLOWING, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)           BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.           ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1           Assignments and Participations.

(a)           Any Lender may at any time assign and delegate to one or more Assignees all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents.  Each such assignment shall be subject to the following conditions:  (1) except in the case of an assignment to an existing Lender from an assigning Lender or an assignment of the entire remaining amount of the assigning Lender's Obligations or Commitment, the amount of Obligations or Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $500,000 unless the Agent otherwise consents; (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; and (3) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing fee of $3,500.

(b)           From and after the date that Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of any Borrower, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.  The provisions of this Section 14.1(e) are solely for the benefit of the Lender Group, and the Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(f)           In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to the Borrowers and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 to secure obligations of such Lender, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that the creation of such a security interest or pledge shall not release a Lender from any of its obligations hereunder.

14.2           Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Required Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and under the other Loan Documents pursuant to Section 14.1 hereof.

15.           AMENDMENTS; WAIVERS.

15.1           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders and the Borrowers and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, do any of the following:

(a)           increase or extend any Commitment of any Lender;

(b)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (it being understood that the waiver of an Event of Default or a mandatory prepayment shall not constitute a postponement or delay of any payment on a fixed date);

(c)           reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.5(b) (which waiver shall be effective with the written consent of the Required Lenders));

(d)           change the Pro Rata Share that is required to take any action hereunder;

(e)           amend or modify this Section or any provision of this Agreement expressly providing for consent or other action by all Lenders;

(f)           other than as permitted by Section 16.11, release Agent's Lien in and to any of the Collateral;

(g)           change the definition of "Required Lenders" or "Pro Rata Share";

(h)           contractually subordinate any of Agent's Liens or modify, waive or subordinate the super priority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents); and

(i)           other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrowers from any obligation for the payment of money.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Issuing Lender, as applicable, affect the rights or duties of Agent or Issuing Lender as applicable, under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.           AGENT; THE LENDER GROUP.

16.1           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Agent as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and the Borrowers shall have no rights as a third party beneficiary of any of such provisions contained herein except under Sections 16.9 and 16.11.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Agent is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of the Borrowers, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) receive, apply, and distribute the Collections of the Borrowers as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Borrowers, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Borrowers, the Obligations, the Collateral, the Collections of the Borrowers, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3           Liability of Agent.  None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of the Borrowers.

16.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or other electronic method of transmission or other document, statement or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Required Lenders or the Lenders, as the case may be, as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  For purposes of determining compliance with the conditions specified in Section 4, each Lender that has funded its Pro Rata Share of the initial Advance or any subsequent Advance, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Advance or any subsequent Advance, as applicable.

16.5           Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default".  Agent promptly will notify the Lenders of its receipt of any such notice.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6           Credit Decision.  Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Borrowers or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrowers and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of Agent-Related Persons.

16.7           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Borrowers received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by any Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction) nor shall any non-Defaulting Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8           Agent in Individual Capacity.  Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrowers and their Affiliates and any other Person party to any Loan Documents as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding the Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms "Lender" and "Lenders" include Agent in its individual capacity.

16.9           Successor Agent.  Agent may resign as Agent upon 30 days prior notice to the Lenders (unless such notice is waived by the Required Lenders).  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders; provided, that if such successor Agent is not a Lender or an Affiliate of any of the Lenders, the appointment of such successor Agent shall, so long as no Default or Event of Default has occurred and is continuing, be subject to the consent of the Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed).  If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  At any time, Agent may be removed upon prior notice from the Required Lenders to Agent and the other Lenders. If Agent has been removed by the Required Lenders, Required Lenders may agree in writing to replace Agent with a successor Agent from among the Lenders or such other Person as the Required Lenders may designate.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

16.10                      Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrowers and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11                      Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting Property being sold or disposed in accordance with this Agreement or (iii) constituting Property leased to the Borrowers under a lease that has expired or terminated in a transaction permitted hereunder.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority.

16.12                      Sharing of Payments.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Pro Rata Share of the Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their Pro Rata Shares; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Advances to any assignee or participant (other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply)).  The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

16.13                      Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

16.14                      Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.15                      Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.16                      Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as expressly provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.           WITHHOLDING TAXES.

(a)           All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes and Other Taxes, and in the event any deduction or withholding of Indemnified Taxes and Other Taxes is required by applicable law, each Borrower agrees to pay the full amount of such Indemnified Taxes and Other Taxes and such additional amounts as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 17(a)) the Agent and/or each Lender, as the case may be, receives an amount equal to the sum it would have received had no deductions or withholdings been made.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to Agent the original (or a certified copy) of a receipt issued by such Governmental Authority evidencing such payment.

(b)           The Borrowers shall indemnify the Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)           If a Lender is entitled to claim an exemption or reduction from United States withholding tax or backup withholding tax, such Lender agrees with and in favor of Agent and any Borrower, to deliver to Agent for delivery to the Borrowers:

(i)           if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(ii)           if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(iii)           if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower; or

(iv)           such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower.

Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  In addition, each such Lender agrees that it will deliver, upon Administrative Borrower's written request, updated versions of the foregoing documents whenever they have become obsolete or inaccurate in any material respect, together with such other forms or documents as may be required in order to confirm or establish the entitlement of such Lender to continued exemption from or reduction of withholding tax, but only if, and to the extent that, such Lender is eligible for such exemption or reduction.

(d)           If any Lender is entitled to claim an exemption from, or reduction of, withholding tax and such Lender sells, assigns, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent and Borrowers will treat such Lender's documentation provided pursuant to Section 17(c) as no longer valid.  With respect to such percentage amount, Lender shall provide new documentation, pursuant to Section 17(c), if applicable.

(e)           If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (c) of this Section 17 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 17, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower paid additional amounts pursuant to this Section 17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that upon request of Agent or such Lender, the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be repaid to Agent or such Lender by such Borrower in the event that Agent or such Lender is required to repay such refund to such Governmental Authority.  This section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.

18.           GENERAL PROVISIONS.

18.1           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.2           Interpretation.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.3           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.4           Set-Off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against the then-matured (whether by reason of acceleration or otherwise) portion of any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

18.5           Lender-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to the Borrowers arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

18.6           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile transmission or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

18.7           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8           Lender Group Expenses.  Subject to the terms of the Bankruptcy Court Orders, without prior application to, or approval by, the Bankruptcy Court, the Lender Group Expenses shall be due and payable within 10 days after receipt of an invoice from Agent setting forth in reasonable detail the Lender Group Expenses for which payment is being demanded.  Each Borrower agrees, subject to the terms of the Bankruptcy Court Orders, to pay any and all Lender Group Expenses as set forth above and agrees that its respective obligations contained in this Section 18.8 shall survive payment or satisfaction in full of all other Obligations.

18.9           USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

18.10                      Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.11                      Parties Including Trustees; Bankruptcy Court Proceedings .  This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Borrower, the estate of each Borrower, and any trustee or successor in interest of any Borrower in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and the Lenders and their respective assigns, transferees and endorsees.  The Agent's Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Borrower to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent or any of the Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

18.12                      Priority of Terms.  To the extent of any conflict between or among (i) the express terms or provisions of any of the Loan Documents (excluding the Bankruptcy Court Orders), on the one hand, and (ii) the terms and provisions of the Bankruptcy Court Orders, on the other hand, the terms and provisions of the Bankruptcy Court Orders shall govern, and notwithstanding anything else to the apparent contrary herein or in any other Loan Document (excluding the Bankruptcy Court Orders), no Default or Event of Default shall arise hereunder if a Borrower is unable to perform or observe any term or provision hereof because such action would otherwise violate a term or provision of the Bankruptcy Court Orders.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

TXCO RESOURCES INC., a Delaware corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

TXCO ENERGY CORP., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

TEXAS TAR SANDS INC., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

OUTPUT ACQUISITION CORP., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

OPEX ENERGY, LLC, a Texas limited liability company, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

CHARRO ENERGY, INC., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

TXCO DRILLING CORP., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

EAGLE PASS WELL SERVICE, L.L.C., a Texas limited liability company, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

PPL OPERATING INC., a Texas corporation, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

MAVERICK GAS MARKETING, LTD., a Texas limited partnership, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

MAVERICK-DIMMIT PIPELINE, LTD., a Texas limited partnership, as a Borrower

By: /s/ James E. Sigmon
Name: James E. Sigmon
Title: Chief Executive Officer

[Signature page of Agent and Lenders follows.]

Address: 2100 McKinney Avenue, 16th Floor Dallas, Texas 75201 Attention: Carlson Bank Debt Team Fax No. (214) 242-4599	BD FUNDING I, LLC, as Agent and as a Lender By: Carlson Capital, L.P., its Manager By: Asgard Investment Corp., its GeneralPartner By: /s/ Clint Carlson Name: Clint D. Carlson Title: President
Address: 222 Berkley Street, 12th Floor Boston, Massachusetts 02116 Attn: Kyle O'Neill Fax No. (617) 488-1688	REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., as a Lender By:/s/ R. T. Miller Name: Richard T. Miller Title:Authorized Signatory
Addresses: 383 Main Avenue, 6th Floor Norwalk, Connecticut 06851 Attn: Patrick Flynn Fax No. (203) 840-3329 505 Fifth Avenue New York, New York 10017 Attn: Frederick A. Avila Fax No. (212) 771-9520	CIT BANK, as a Lender By: The CIT Group/EquipmentFinancing, Inc., as attorney-in-fact By: /s/ P.E. Flynn Name:P.E. Flynn Title:Managing Director
Address: 2100 McKinney Avenue, 16th Floor Dallas, Texas 75201 Attention: Carlson Bank Debt Team Fax No. (214) 242-4599	LTD/DLT LONGHORN CORP., as a Lender By: /s/ Clint Carlson Name: Clint D. Carlson Title: President

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	1
1.3	Code	2
1.4	Construction	2
1.5	Schedules, Appendices and Exhibits	2
2.	LOAN AND TERMS OF PAYMENT.	2
2.1	Advances.	2
2.2	Interim Period DIP Note	3
2.3	Borrowing Procedures.	3
2.4	Payments of Principal.	4
2.5	Interest Rate.	6
2.6	Payment of Interest, Origination Amount and Fees	8
2.7	Crediting Payments	8
2.8	Designated Account	8
2.9	Maintenance of Loan Account	9
2.10	Origination Amount	9
2.11	Fees	9
2.12	Letters of Credit.	10
2.13	LIBO Rate Provisions	13
2.14	Capital Requirements	14
2.15	Administrative Borrower as Agent for Borrowers	15
2.16	Joint and Several Liability of Borrowers.	15
2.17	Lender's Failure to Fund Advances	18
3.	SECURITY AND ADMINISTRATIVE PRIORITY.	19
3.1	Collateral; Grant of Lien and Security Interest	19
3.2	Administrative Priority	20
3.3	Grants, Rights and Remedies	20
3.4	No Filings Required	20
3.5	Survival	21
4.	CONDITIONS; TERM OF AGREEMENT.	21
4.1	Conditions Precedent to Final Facility Effectiveness	21
4.2	Conditions Precedent to all Extensions of Credit	23
4.3	Effect of Termination	23
4.4	Early Termination by Borrowers	24
5.	REPRESENTATIONS AND WARRANTIES.	24
5.1	Due Organization and Qualification; Subsidiaries	24
5.2	Due Authorization; No Conflict.	25
5.3	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number	26

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5.4	Title to Property (Other than Oil and Gas Properties)	26
5.5	Litigation	26
5.6	Financial Information	27
5.7	Employee Benefits	27
5.8	Environmental Condition	28
5.9	Intellectual Property	29
5.10	Compliance with Laws.	29
5.11	Labor Matters	30
5.12	Material Contracts	30
5.13	Insurance	30
5.14	Taxes	31
5.15	Gas Imbalances	31
5.16	Derivative Contracts	31
5.17	Oil and Gas Properties.	31
5.18	Midstream Contracts	32
5.19	Seismic Licenses	32
5.20	Long Term Fixed Rate Contracts	32
5.21	Fraudulent Transfer	33
5.22	Complete Disclosure	33
5.23	Margin Stock	33
5.24	No Default or Event of Default	33
5.25	Good Faith	33
5.26	Restricted Subsidiary	34
5.27	Government Regulation	34
5.28	Foreign Assets Control Regulations, Etc.	34
5.29	Administrative Priority; Lien Priority	34
6.	AFFIRMATIVE COVENANTS.	35
6.1	Accounting System	35
6.2	Collateral Reporting	35
6.3	Financial Statements, Reports, Certificates	35
6.4	Advisor; Access to Information; Inspection	35
6.5	Maintenance of Properties	35
6.6	Taxes	36
6.7	Insurance	36
6.8	Compliance with Laws	36
6.9	Notices	36
6.10	Existence	37
6.11	Environmental.	37
6.12	Disclosure Updates	38
6.13	Formation of Subsidiaries	38
6.14	Further Assurances	38
6.15	Title Information	39
6.16	Derivative Contracts	39
6.17	Cash Management Arrangements	39

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6.18	Funding of Capital Expenditures	40
6.19	Long Term Outlook	40
6.20	Exit Financing	40
6.21	Plan of Reorganization	41
6.22	Restricted Subsidiary	41
6.23	ERISA	41
7.	NEGATIVE COVENANTS.	41
7.1	Indebtedness	41
7.2	Liens	42
7.3	Restrictions on Fundamental Changes.	44
7.4	Disposition of Assets; Farmouts	44
7.5	Change of Jurisdiction, Corporate Name or Location	44
7.6	Nature of Business	45
7.7	Material Contracts	45
7.8	Sale and Leasebacks	45
7.9	Restricted Payments	45
7.10	Accounting Methods	45
7.11	Investments	45
7.12	Transactions with Affiliates	46
7.13	Use of Proceeds; Budget Compliance	46
7.14	Contingent Obligations	46
7.15	Forward Sales	47
7.16	Oil and Gas Imbalances	47
7.17	Marketing Activities	47
7.18	Derivative Contracts	47
7.19	ERISA Plans	48
7.20	No Amendment of Governing Documents	48
7.21	No Impairment of Intercompany Transfers	48
7.22	Assumption, Rejection or Modification of Contracts	48
7.23	Bankruptcy Court Orders; Administrative Priority	48
7.24	Limitation on Repayments of Pre-Petition Obligations.	48
7.25	Prosecution of Claims Against Agent or Lenders	49
8.	EVENTS OF DEFAULT.	49
8.1	Events or Circumstances Constituting an Event of Default	49
9.	THE LENDER GROUP'S RIGHTS AND REMEDIES.	52
9.1	Rights and Remedies	52
9.2	Remedies Cumulative	52
10.	TAXES AND EXPENSES.	53

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11.	WAIVERS; INDEMNIFICATION.	53
11.1	Demand; Protest; etc	53
11.2	The Lender Group's Liability for Collateral	53
11.3	Indemnification; Expenses	54
12.	NOTICES.	54
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	56
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	56
14.1	Assignments and Participations.	56
14.2	Successors	59
15.	AMENDMENTS; WAIVERS.	59
15.1	Amendments and Waivers	59
15.2	No Waivers; Cumulative Remedies	60
16.	AGENT; THE LENDER GROUP.	60
16.1	Appointment and Authorization of Agent	60
16.2	Delegation of Duties	61
16.3	Liability of Agent	61
16.4	Reliance by Agent	62
16.5	Notice of Default or Event of Default	62
16.6	Credit Decision	62
16.7	Costs and Expenses; Indemnification	63
16.8	Agent in Individual Capacity	63
16.9	Successor Agent	64
16.10	Lender in Individual Capacity	64
16.11	Collateral Matters.	65
16.12	Sharing of Payments	65
16.13	Agency for Perfection	65
16.14	Payments by Agent to the Lenders	65
16.15	Concerning the Collateral and Related Loan Documents	66
16.16	Several Obligations; No Liability	66
17.	WITHHOLDING TAXES.	66
18.	GENERAL PROVISIONS.	69
18.1	Section Headings	69
18.2	Interpretation	69
18.3	Severability of Provisions	69
18.4	Set-Off	69
18.5	Lender-Creditor Relationship	69
18.6	Counterparts; Electronic Execution	69
18.7	Revival and Reinstatement of Obligations	69

-iv-

18.8	Lender Group Expenses	70
18.9	USA PATRIOT Act	70
18.10	Integration	70
18.11	Parties Including Trustees; Bankruptcy Court Proceedings	70
18.12	Priority of Terms	71

-v-

APPENDICES, EXHIBITS AND SCHEDULES

Appendix A	Definitions

Exhibit A-1	Form of Assignment and Acceptance

Schedule A-1	Commitments
Schedule A-2	Lender's Accounts
Schedule A-3	Collateral Reporting
Schedule A-4	Financial Reporting

Schedule 5.1	Subsidiaries
Schedule 5.3	Jurisdiction of Organization, Offices and Identification Numbers
Schedule 5.5	Litigation
Schedule 5.7	ERISA Matters
Schedule 5.8	Environmental Matters
Schedule 5.14	Tax Assessments
Schedule 5.15	Gas Imbalances
Schedule 5.16	Derivative Contracts
Schedule 5.18	Matters Regarding Midstream Contracts
Schedule 5.20	Matters Regarding Long Term Fixed Rate Contracts
Schedule 7.2	Other Liens
Schedule 7.12	Affiliate Transactions

_______________________________________

NOTE:  The Exhibits and Schedules have not been included for purposes of this filing on Form 8-K.  They are available to the public at the offices of the Clerk of the Bankruptcy Court or the Bankruptcy Court's web site (http://www.txwb.uscourts.gov/) or may be obtained through private document retrieval services, or on the web site established by the Debtors' claims and noticing agent (http://cases.administarllc.com/txco).  They will be provided upon request by the SEC.

-vi-

Appendix A

Definitions

As used in this Agreement, the following terms shall have the following definitions:

"Account" means an account (as that term is defined in the Code).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Activation Instruction" has the meaning specified therefor in Section 6.17(b).

"Additional Documents" has the meaning specified therefor in Section 6.14.

"Administrative Borrower" has the meaning specified therefor in the preamble to this Agreement.

"Advances" has the meaning specified therefor in Section 2.1(a).

"Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, (i) 10% or more of the Stock having ordinary voting power in the election of directors of such Persons and/or (ii) 50% or more of the Stock of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers and directors, and (d) in the case of any Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Borrower.  For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

"Agent" has the meaning specified therefor in the preamble to this Agreement.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, shareholders, partners, members, attorneys, and agents.

"Agent's Liens" mean the Liens granted by any Borrower to Agent under the Loan Documents and the Bankruptcy Court Orders.

"Agreement" means the Debtor-In-Possession Credit Agreement to which this Appendix A is attached.

"Applicable Rate" shall mean (i) the LIBO Rate plus 4.0% per annum with respect to Advances funded hereunder up to $7,500,000 and (ii) the LIBO Rate plus 10.0% with respect to Advances funded hereunder in excess of $7,500,000.

"Approved Counterparty" means (a) any Lender or any Affiliate of a Lender, or (b) any other Person approved by the Agent in writing.

"Assignee" means (i) an Affiliate of any Lender and/or (ii)  with the prior written consent of Agent, the Required Lenders and, unless a Default or Event of Default has occurred and is continuing, the Administrative Borrower (provided that the Administrative Borrower's consent may not be unreasonably withheld, conditioned or delayed).

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

"Authorized Person" means any one of the individuals identified on a schedule previously submitted to Agent.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of this Agreement (after giving effect to all then outstanding Obligations and all sublimits and reserves then applicable hereunder).

"Avoidance Actions" means all proceeds or other amounts received in respect of the Borrowers' claims and causes of action arising under state or federal law under sections 541, 542, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Bankruptcy Court" has the meaning specified therefor in the recitals hereto.

"Bankruptcy Court Orders" means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

"Board of Directors" means the board of directors (or comparable managers) of Administrative Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Borrowers" has the meaning specified therefor in the preamble to this Agreement; provided, that any Subsidiary of any Borrower formed in accordance with Section 6.13 shall be included in any reference to the term "Borrowers" from and after the date of such Subsidiary's execution of a joinder to this Agreement.

"Borrowing" means a borrowing hereunder consisting of Advances made or to be made on the same day by the Lenders and having the same Interest Period.

"Budget" means the Budget attached as Annex I hereto, as may be updated or supplemented from time to time pursuant to Schedule A-4 or otherwise, in form and substance acceptable to Agent and the Lenders in their sole and absolute discretion, setting forth among other things, the following categories of expenditures (which shall be based on authorization for expenditures provided to and approved by the Lenders in respect of each well to be drilled), which shall include lease name, estimated cost and targeted geologic zone: (i) Capital Expenditures; (ii) each lease maintenance expenditure identified with lease name, size and duration until next obligation; and (iii) seismic costs.

"Business Day" means any day that (a) is not a Saturday, Sunday or other day on which commercial banks in the state of Texas or New York are authorized or required by law to close and (b) as applicable, is also a day on which dealings in dollar deposits are carried out in the London interbank market.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries (other than the Restricted Subsidiary) during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Carve-Out Expenses" shall mean (i) allowed, accrued, but unpaid professional fees of the Borrowers and one official committee of creditors consistent with the amounts included in the Budget which have accrued and been incurred prior to the occurrence of an Event of Default, (ii) allowed, accrued but unpaid professional fees and expenses incurred by Borrowers and such official committee consistent with the Budget which are incurred in the Chapter 11 Cases after an Event of Default (that is not cured or waived) in an aggregate amount not to exceed $300,000, and (iii) fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court; provided, however, that the Carve-Out Expenses shall not include (a) any other claims that are or may be senior to or pari passu with any of the Carve-Out Expenses, (b) any fees or expenses of a Chapter 7 trustee, (c) any fees or disbursements arising after the conversion of any of the Chapter 11 Cases to a Chapter 7 case, (d) any fees or disbursements related to the investigation of, preparation for, or commencement or prosecution of investigation of  prepetition secured claims under the Pre-Petition Credit Facilities except as specifically permitted by the Bankruptcy Court Orders or (e) any fees or disbursements related to any challenge or objection to the debt or security of the Agent or the Lenders or hindering or delaying the Agent's or any Lender's enforcement or realization upon the Collateral if an Event of Default has occurred and is continuing.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

"Cash Management Account" has the meaning specified therefor in Section 6.17(a).

"Cash Management Bank" has the meaning specified therefor in Section 6.17(a).

"Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

"Code" means the Uniform Commercial Code, as in effect from time to time, in the applicable jurisdiction.

"Collateral" has the meaning specified therefor in Section 3.1(a).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitment" means, with respect to each Lender, the Dollar amount of its commitment as set forth beside such Lender's name under the applicable heading on Schedule A-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

"Contingent Obligation" means, as to any Person, without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to pay such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Derivative Contract.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum reasonably anticipated liability in respect thereof.

"Control Agreement" means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the applicable Borrower or Borrowers, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Defaulting Lender" means any Lender, as determined by Agent, that (a) fails to fund any portion of any Advance, participation in Letters of Credit or any other extension of credit that it is required to make hereunder on the date that it is required to do so hereunder, or (b) otherwise fails to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within 3 Business Days of the date when due, unless the subject of a good faith dispute.

"Defaulting Lender Rate" means the Applicable Rate.

"Deposit Account" means any deposit account (as that term is defined in the Code).

"Derivative Contract" means all futures contracts, forward contracts, swap, put, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

"Designated Account" has the meaning specified therefor in Section 2.8.

"Dollars" means United States dollars.

"Environmental Actions" means any complaint, summons, citation, notice, directive, demand, suit, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases (a) at, onto or from any assets, properties, or businesses of Borrowers or any of their respective predecessors in interest, including the Real Property, (b) from or onto adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrowers or any of their respective predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower, relating to the environment, health and safety, natural resources or natural resource damages, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest that arise under Environmental Laws or are  incurred as a result of any (i) Environmental Action, (ii) Release or (iii) Response Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority or Person for Environmental Liabilities.

"Environmental Permits" has the meaning specified therefor in Section 5.8(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (g) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for waiver of the minimum funding standard with respect to any Pension Plan; (h) the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA).

"Event of Default" has the meaning specified therefor in Section 8.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Taxes" means, with respect to Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any of the Obligations, the following Taxes, including interest, penalties or other additions thereto: (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which it is otherwise deemed to be engaged in a trade or business for Tax purposes or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America; and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 17(c) or (d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from a Borrower in respect to such withholding tax pursuant to Section 17(a).

"Existing Derivative Contracts" has the meaning assigned to such term in Section 5.16.

"Extraordinary Receipts" means any cash received by any Borrower not in the ordinary course of business, including (a) proceeds of insurance (including key man life insurance and business interruption insurance), but excluding any casualty insurance proceeds used to restore or replace the affected properties, (b) judgments, proceeds of settlements or other cash consideration of any kind in connection with any cause of action (other than Avoidance Actions), (c) any federal, foreign, state or local Tax refunds in excess of $50,000, (d) pension plan reversions, (e) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrowers or (ii) received by the Borrowers as reimbursement for a payment previously made to such Person), and (f) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

"Filing Date" means May 17, 2009.

"Final Bankruptcy Court Order" means the final order of the Bankruptcy Court with respect to the transactions described herein, in form and substance acceptable to the Agent and the Lenders in their sole and absolute discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Borrowers.

"Final Facility Effective Date" has the meaning specified therefor in Section 4.1.

"Final Maturity Date" means the date which is the earliest of (a) December 15, 2009, (b) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, and (c) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

"Foreign Lender" means any Lender that is not a "U.S. person" as defined in Section 7701(a)(30) of the IRC.

"Former Real Property" means real property owned, leased, operated, managed or occupied by any Borrower, the Restricted Subsidiary or any of such Person's predecessors-in-interest.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.13(b).

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

"Hazardous Materials" means (a) chemicals, materials or substances that are regulated under any Environmental Law, or defined or listed in, or otherwise classified pursuant to, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (g) lead based paint, (h) urea formaldehyde, (i) radon, and (j) pesticides.

"Hydrocarbon Interests" means leasehold and other real property interests in or under oil, gas and other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature, covering lands in or offshore the continental United States.

"Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms and not past due for more than 90 days after the due date thereof, other than those trade payables disputed in good faith); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all non-contingent net obligations with respect to Derivative Contracts; (h) gas imbalances or obligations under take-or-pay or prepayment contracts with respect to any of the Oil and Gas Properties which would require any Borrower to deliver Oil and Gas from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

"Indemnified Liabilities" has the meaning specified therefor in Section 11.3.

"Indemnified Person" has the meaning specified therefor in Section 11.3.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Interest Payment Date" means the last Business Day of each calendar month during the term of this Agreement.

"Interest Period" means the period from and including the preceding Interest Payment Date to but excluding the next succeeding Interest Payment Date; provided, that the first Interest Period shall be from and including the Final Facility Effective Date to but excluding the first Interest Payment Date, and the last Interest Period shall be from and including the Interest Payment Date immediately preceding the Final Maturity Date to but excluding the Final Maturity Date.

"Interim Bankruptcy Court Order" means the order entered by the Bankruptcy Court on May 22, 2009 entitled "Interim Order Under 11 U.S.C. §§ 105(A), 361, 363, and 364 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors to Incur Post-Petition Secured Indebtedness, (II) Granting Security Interests and Superpriority Claims, (III) Approving Use of Cash Collateral, and (IV) Scheduling Final Hearing", as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Borrowers.

"Interim Period Advances" has the meaning specified therefor in the recitals hereto.

"Interim Period DIP Note" has the meaning specified therefor in the recitals hereto.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"IRS" shall mean the Internal Revenue Service, or any successor thereto.

"Issuing Lender" means any Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or L/C Undertakings pursuant to Section 2.12.

"L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit or an L/C Undertaking.

"L/C Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn with respect to such Letter of Credit, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

"L/C Undertaking" has the meaning specified therefor in Section 2.12(a).

"Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

"Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

"Lender Group Expenses" means all (a) costs or expenses (including Taxes, and insurance premiums) required to be paid by Borrowers or their Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent or the Lenders in connection with the Lender Group's transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, or the copyright office, filing, recording, publication, appraisal, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent or the Lenders in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent or the Lenders resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent or the Lenders related to any inspections or audits to the extent of the fees and charges contained in the Loan Documents, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrowers or any of their Subsidiaries, (h) Agent's and each Lender's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, including the reasonable costs and expenses of any independent engineers and consultants retained by Agent and each Lender in connection herewith, and (i) Agent's and each Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the Chapter 11 Cases, or a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrowers or their Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any action concerning the Collateral.

"Lender's Account" means the Deposit Account of each Lender identified on Schedule A-2.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and its and their respective officers, directors, employees, shareholders, partners, members, attorneys, and agents.

"Letter of Credit" has the meaning specified therefor in Section 2.12(a).

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

"LIBO Rate" means with respect to any Interest Period, the greater of (a) 3.0% per annum and (b) the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page, as determined from time to time for purposes of providing quotations on interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided, that in the event that such rate is not available at such time for any reason, then "LIBO Rate" for such Interest Period shall be the interest rate at which Dollar deposits in the approximate amount of the relevant Borrowing would be offered to major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the applicable date for payment of interest in accordance with this Agreement.

"Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

"Loan Account" has the meaning specified therefor in Section 2.9.

"Loan Documents" means this Agreement, the Bankruptcy Court Orders, the Interim DIP Note, any Control Agreements, the Letters of Credit, any mortgage, pledge agreement or other security document executed by a Borrower in connection with this Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower in connection with this Agreement.

"Long Term Fixed Rate Contracts" has the meaning specified therefor in Section 5.20.

"Long Term Outlook" has the meaning specified therefor in Section 6.19.

"Margin Stock" shall have the meaning specified therefor in Section 5.23.

"Material Adverse Effect" means (a) a material adverse change in the business, operations, results of operations, net operating income, value of Collateral, assets, liabilities or condition (financial or otherwise) of Borrowers, taken as a whole (except for the commencement of the Chapter 11 Cases), (b) a material impairment of the ability of Borrowers, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral with the priority and other benefits contemplated by this Agreement and the Bankruptcy Court Orders, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower.

"Material Budget Deviation" means, any of the following, as of any date of determination:

(i)           the Borrowers' aggregate cumulative (over any consecutive 4-week period) (A) production volumes and (B) operating receipts for such period, as compared to such amounts as set forth in the Budget for such period, shall have a negative variance exceeding 10%;

(ii)           the Borrowers' aggregate cumulative (over any consecutive 4-week period) (A) lease operating expenses, (B) general and administrative expenditures and (C) operating disbursements (excluding interest, professional fees and amounts in respect of letters of credit) for such period, as compared to such amounts as set forth in the Budget for such period, shall have a positive variance exceeding 10%;

(iii)           the Borrowers' aggregate cumulative (over any consecutive 4-week period) capital expenditures for any well for such period, as compared to such amounts as set forth in the Budget for such period, shall have a positive variance exceeding 10%, and the Borrowers aggregate cumulative (over any consecutive 4-week period) combined capital expenditures for all wells for such period, as compared to such amounts as set forth in the Budget for such period, shall have a positive variance exceeding 5%; or

(iv)           the aggregate of (A) interest paid or charged to the Loan Account under this Agreement, (B) interest paid on the Pre-Petition Revolver Loan Facility and (iii) the professional fees of Borrowers, for any period, as compared to such amounts as set forth in the Budget for such period, shall have a positive variance exceeding 25%.

"Material Contract" means, with respect to any Person, (a) each Midstream Contract, (b) each Derivative Contract, (c) any employment contract between any Borrower and any employee of such Borrower, (d) each contract or agreement to which such Person or any of its Subsidiaries is a party that provides for payment obligations in excess of $250,000, (e) each Long Term Fixed Rate Contract and (f) all other contracts or agreements to which such Person or any of its Subsidiaries is a party for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Maximum Facility Amount" means $32,000,000.

"Midstream Contracts" means (a) the Firm Transportation Service Agreement by and between Maverick-Dimmit Pipeline, Ltd.  and TXCO Energy Corp. dated April 1, 2007 and (b) the Marketing Services Agreement by and between Maverick Gas Marketing, Ltd. and TXCO Energy Corp. dated April 1, 2007.

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Borrower or Borrowers in favor of Agent, in form and substance satisfactory to Agent, that encumber the Oil and Gas Properties.

"Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

"Net Cash Proceeds" means:

(a)          with respect to any sale or disposition by any Borrower of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Borrower, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Priority Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower in connection with such sale or disposition and (iii) Taxes paid or estimated in good faith based on reasonable supporting documentation to be payable to any taxing authorities by such Borrower in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or estimated in good faith based on reasonable supporting documentation to be payable to a Person that is not an Affiliate of any Borrower, and are properly attributable to such transaction; and

(b)          with respect to the issuance or incurrence of any Indebtedness by any Borrower, or the issuance by any Borrower of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower in connection with such issuance or incurrence, (ii) Taxes paid or estimated in good faith based on reasonable supporting documentation to be payable to any taxing authorities by such Borrower in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or estimated in good faith based on reasonable supporting documentation to be payable to a Person that is not an Affiliate of any Borrower, and are properly attributable to such transaction.

"Obligations" means all loans, Advances, debts, principal, interest, contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, charges, costs, Lender Group Expenses, lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"Oil and Gas" means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

"Oil and Gas Business" means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Oil and Gas, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Oil and Gas obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

"Oil and Gas Liens" means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Oil and Gas, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by the any Borrower in the ordinary course of business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

"Oil and Gas Properties" means Hydrocarbon Interests now or hereafter owned by the Borrowers and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including any and all Property, now owned by the Borrowers and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all Oil and Gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Borrowers.

"Operating Lease" means an operating lease determined in accordance with GAAP.

"Originating Lender" has the meaning specified therefor in Section 14.1(e).

"Origination Amount"  has the meaning specified therefor in Section 2.10.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"Participant" has the meaning specified therefor in Section 14.1(e).

"PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which any Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured lender) credit judgment.

"Permitted Dispositions" means (a) sales of Oil and Gas and other inventory to buyers in the ordinary course of business; (b) sales or other dispositions of equipment that is substantially worn, damaged, or obsolete; (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by, or inconsistent with, the terms of this Agreement, the Budget or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) the sales or other dispositions in accordance with Section 35 of the Final Bankruptcy Court Order; (f) Permitted Liens, restricted payments and Investments constituting dispositions and expressly permitted pursuant to Sections 7.2, 7.9 and 7.11, respectively; and (g) the abandonment of any well or forfeiture, surrender or release by any Borrower of any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in such Borrower's commercially reasonable opinion, is in the best interest of such Borrower.

"Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Borrower effected in the ordinary course of business or owing to any Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Borrower, (e) Investments as set forth in the Budget in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America provided that for purposes of this clause (e), an investment in capital Stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Investment, (f) commission, travel and similar advances and loans to employees, officers or directors in the ordinary course of business of any Borrower, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, as amended, but in any event not to exceed $25,000 in the aggregate at any time, (g) Investments consisting of Liens or Contingent Obligations expressly permitted under Sections 7.2 and 7.14, respectively, (h) any Derivative Contract permitted under Section 7.18 and (i) Investments made by a Borrowers in another Borrower.  In determining the amount of any Investment permitted under this definition, the amount of any Investment or outstanding at any time shall be the aggregate cash investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of the capital thereof, and shall be calculated without regard to any write down or write-off.

"Permitted Letter of Credit" any Letter of Credit and any other letter of credit issued to the account of any Borrower that is in form and substance satisfactory to Agent and set forth in the Budget.

"Permitted Liens" has the meaning specified therefor in Section 7.2.

"Permitted Priority Liens" means (a) all valid, enforceable and perfected statutory mechanics' and materialmen's liens (whether filed or perfected prepetition or postpetition) which the Bankruptcy Court or other court of competent jurisdiction has made a valid, final and binding determination that such Liens (i) have priority over the Liens securing the obligations under the Pre-Petition Credit Facilities or (ii) attach to property upon which the lenders under the Pre-Petition Credit Facilities do not have a Lien as of the Filing Date, and (b) statutory Liens for Taxes, fees, assessments and other governmental charges that have priority over the Liens securing the obligations under the Pre-Petition Credit Facilities; provided, however, such Liens shall not include any Liens that are contractually subordinated to the Obligations.

"Permitted Protest" means the right of any Borrower to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll taxes or Taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower's books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any Governmental Authority.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan.

"Pre-Petition Credit Facilities" means collectively the Pre-Petition Revolver Loan Facility and the Pre-Petition Term Loan Facility.

"Pre-Petition Obligations" means all indebtedness, obligations (including obligations in respect of any letters of credit, bank products and hedging agreements) and liabilities of the Borrowers incurred prior to the Filing Date plus fees, expenses, and indemnities due thereunder and interest thereon accruing both before and after the Filing Date to the extent allowable under the Bankruptcy Code, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

"Pre-Petition Revolver Loan Facility" means the loan facility established pursuant to the Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended, restated, supplemented, or otherwise modified) among the Administrative Borrower, as borrower, certain of its subsidiaries signatory thereto as guarantors, Bank of Montreal, as administrative agent, and the lenders from time to time party thereto.

"Pre-Petition Term Loan Facility" means the loan facility established pursuant to Amended and Restated Term Loan Agreement dated as of July 25, 2007 (as amended, restated, supplemented, or otherwise modified), among the Administrative Borrower, as borrower, certain of its subsidiaries signatory thereto as guarantors, Bank of Montreal, as administrative agent, and the lenders from time to time party thereto.

"Pro Rata Share" means, as of any date of determination:

(a)          with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)          with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances, and

(c)          with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Commitment by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the L/C Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the L/C Risk Participation Liability with respect to outstanding Letters of Credit.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

"Real Property" means any estates or interests in real property now owned, leased or operated or hereafter acquired, leased or operated by Borrowers and the improvements thereto.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the environment or any Real Property.

"Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"Required Lenders" means Lenders whose aggregate Pro Rata Share (determined pursuant to clause (c) of such definition) equals at least 75%.

"Reserve Report" means the most recent reserve report delivered to the Lenders under the Pre-Petition Term Loan Facility and each subsequent report delivered pursuant to Section 6.2 in form and substance reasonably satisfactory to Agent, setting forth (a) the volumetric quantity and the total reserve value (including itemization of the proved developed producing reserves, the proved developed nonproducing reserves and proved undeveloped reserves) of the oil and gas reserves attributable to the Oil and Gas Properties of the Borrowers, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, and (b) such other information as Agent may reasonably request.

"Response Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, investigate, evaluate, correct or in any way address any violation of or non-compliance with Environmental Law, any Environmental Liability, any Release or any Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

"Restricted Subsidiary" means Colorado Exploration Company, a Colorado corporation.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Seismic Licenses" means all of the license agreements relating to the performance of seismic exploration on the Oil and Gas Properties to which any Borrower is a party.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, partnership interest, membership interest or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, limited partnership or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, limited partnership or other entity.

"Surety Instruments" means all letters of credit (including standby), banker's acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds (including plugging and abandonment bonds) and similar instruments.

"Taxes" means shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority and all interest, penalties or similar liabilities with respect thereto.

"Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the account of Borrowers.

"Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

"Unused Line Fee" has the meaning specified therefor in Section 2.11(a).

"Voidable Transfer" has the meaning specified therefor in Section 18.7.